                            STOCK PURCHASE AGREEMENT



                                     between



                              LADD FURNITURE, INC.,




                                       and


                                   BJCL, INC.




                          Dated as of November 7, 1995

                                TABLE OF CONTENTS

                                                                                                                Page

         ARTICLE 1:  SALE AND PURCHASE OF SHARES................................................................  1

                  1.1      Sale and Purchase of Shares..........................................................  1
                  1.2      Closing..............................................................................  2
                  1.3      Delivery of Shares...................................................................  2
                  1.4      Payment of Purchase Price............................................................  2

         ARTICLE 2:  REPRESENTATIONS AND WARRANTIES.............................................................  4

                  2.1      Representations and Warranties as to the Company.....................................  4

                           2.1.1    Corporate Status............................................................  4
                           2.1.2    Capitalization..............................................................  5
                           2.1.3    Conflicts, Consents.........................................................  5
                           2.1.4    Financial Information, Material Adverse Change,
                                    Undisclosed Liabilities.....................................................  6
                           2.1.5    No Liens....................................................................  7
                           2.1.6    Accounts Receivable.........................................................  8
                           2.1.7    Inventories.................................................................  8
                           2.1.8    Real Property...............................................................  8
                           2.1.9    Insurance................................................................... 10
                           2.1.10  Litigation................................................................... 10
                           2.1.11  Compliance with Laws, Permits................................................ 10
                           2.1.12  Tax Matters.................................................................. 11
                           2.1.13  Brokers, Finders............................................................. 12
                           2.1.14  Absence of Certain Changes................................................... 12
                           2.1.15  Material Agreements.......................................................... 14
                           2.1.16  Compliance with ERISA........................................................ 16
                           2.1.17  Intellectual Property........................................................ 22
                           2.1.18  Labor Matters................................................................ 22
                           2.1.19  No Material Liabilities...................................................... 23
                           2.1.20  No Judgments or Orders....................................................... 23
                           2.1.21  Bank Accounts................................................................ 23
                           2.1.22  Affiliate Transactions....................................................... 23
                           2.1.23  Disclosure................................................................... 24
                           2.1.24  Assets Necessary for Operations/Condition of Properties...................... 24
                           2.1.25  Questionable Payments........................................................ 24
                           2.1.26  Principal Customers and Suppliers............................................ 25
                           2.1.27  Product Returns.............................................................. 25
                           2.1.28  Product Warranty............................................................. 25

                                        i





                  2.2      Representations and Warranties of LADD............................................... 26

                           2.2.1    Authorization, etc.......................................................... 26
                           2.2.2    Conflicts and Consents...................................................... 26
                           2.2.3    Title to Shares, etc........................................................ 27
                           2.2.4    Litigation.................................................................. 27
                           2.2.5    Brokers, Finders............................................................ 27

                  2.3      Representations and Warranties of Purchaser.......................................... 28

                           2.3.1    Purchaser's Corporate Status................................................ 28
                           2.3.2    Authorization, etc.......................................................... 28
                           2.3.3    Conflicts, Consents......................................................... 28
                           2.3.4    Brokers, Finders............................................................ 29
                           2.3.5    Purchase for Investment..................................................... 29
                           2.3.6    Financing................................................................... 29

         ARTICLE 3:  CERTAIN COVENANTS.......................................................................... 29

                  3.1      Access and Information............................................................... 29
                  3.2      Conduct of Business of the Company................................................... 30
                  3.3      Efforts to Consummate Transaction.................................................... 31
                  3.4      Employee Matters..................................................................... 31
                  3.5      Consents and Approvals; Releases..................................................... 36
                  3.6      Purchase of Intellectual Property.................................................... 37
         3.7      Tax Matters................................................................................... 37
                  3.8      Intercompany Debt.................................................................... 39
                  3.9      Non-Solicitation..................................................................... 39
                  3.10     Evidence of Insurance.  ............................................................. 39
                  3.11     Noncompetition....................................................................... 39
                  3.12     Nondisclosure........................................................................ 40
                  3.13     Liquidation.......................................................................... 41

         ARTICLE 4:  CONDITIONS PRECEDENT....................................................................... 41

                  4.1      Conditions to Obligations of Purchaser............................................... 41

                           4.1.1    Representations, Performance, etc........................................... 41
                           4.1.2    Opinion of Counsel.......................................................... 42
                           4.1.3    Resignation of Directors and Officers....................................... 42
                           4.1.4    Certain Approvals, etc...................................................... 42
                           4.1.5    No Injunction............................................................... 42
                           4.1.6    No Liens.................................................................... 42
                           4.1.7    No Material Adverse Changes................................................. 43

                                                    ii




                           4.1.8    Transfer of Cherry Grove Intellectual Property.............................. 43
                           4.1.9    Intercompany Debt........................................................... 43
                           4.1.10 Notification of Maytag Corporation............................................ 43
                           4.1.11 Corporate Action.............................................................. 43
                           4.1.12 Delivery of Audit Opinion.  .................................................. 43
                           4.1.13 Title Policies................................................................ 44

                  4.2      Conditions to Obligations of Sellers................................................. 44

                           4.2.1    Representations, Performance, etc........................................... 44
                           4.2.2    Opinion of Counsel.......................................................... 45
                           4.2.3    Certain Approvals, etc...................................................... 45
                           4.2.4    No Injunction............................................................... 45
                           4.2.5    Purchase Price.............................................................. 45
                           4.2.6    Guaranties.................................................................. 45
                           4.2.7    Transfer of Cherry Grove Intellectual Property.............................. 45
                           4.2.8    Notification of Maytag Corporation.......................................... 46
                           4.2.9    Intercompany Debt........................................................... 46
                           4.2.10   Corporate Action............................................................ 46

         ARTICLE 5:  TERMINATION................................................................................ 46

                  5.1      Grounds for Termination.............................................................. 46

                           5.1.1    Termination by LADD......................................................... 46
                           5.1.2    Termination by Purchaser.................................................... 46

                  5.2      Effect of Termination................................................................ 47

         ARTICLE 6:  INDEMNIFICATION............................................................................ 47

                  6.1      Indemnification by LADD.............................................................. 47

                           6.2      Indemnification by Purchaser................................................ 49
                           6.3      Notice of Claims............................................................ 50
                           6.4      Third Party Claims.......................................................... 51
                           6.5      Environmental Matters....................................................... 53

ARTICLE 7:  MISCELLANEOUS

                  7.1      Survival............................................................................. 59
                  7.2      Expenses............................................................................. 59
                  7.3      Assignment; Successors; Parties in Interest.......................................... 60
                  7.4      Amendment and Modification........................................................... 60

                                                   iii




                  7.5      Access After Closing................................................................. 60
                  7.6      Best Efforts......................................................................... 61
                  7.7      Knowledge............................................................................ 61
                  7.8      Notices.............................................................................. 61
                  7.9      Public Announcement.................................................................. 62
                  7.10     Captions............................................................................. 62
                  7.11     Entire Agreement..................................................................... 62
                  7.12     Counterparts......................................................................... 63
                  7.13     Severability......................................................................... 63
                  7.14     Arbitration.......................................................................... 63
                  7.15     Confidential Nature of Information................................................... 63
                  7.16     Schedules and Exhibits............................................................... 64
                  7.17     Definitions.......................................................................... 64
                  7.18     Governing Law........................................................................ 70


                                                    iv




SCHEDULES AND EXHIBITS

Schedule 2.1.1             Subsidiaries
Schedule 2.1.2             Capitalization
Schedule 2.1.3             Required Consents
Schedule 2.1.4             Financial Statements/Material Changes/Undisclosed Liabilities
Schedule 2.1.5             Liens
Schedule 2.1.6             Accounts Receivable Aging
Schedule 2.1.8             Real Property (Owned and Leased)
Schedule 2.1.9             Insurance
Schedule 2.1.10            Litigation
Schedule 2.1.11            Noncompliance with Laws
Schedule 2.1.12            Tax Matters
Schedule 2.1.14            Absence of Certain Changes
Schedule 2.1.15            Material Agreements
Schedule 2.1.16            Employee Benefit Plans
Schedule 2.1.17            Intellectual Property
Schedule 2.1.18            Labor Matters
Schedule 2.1.21            Bank Accounts
Schedule 2.1.22            Affiliate Transactions
Schedule 2.1.24            Fixed Assets
Schedule 2.1.26            Principal Customers and Suppliers
Schedule 2.1.27            Product Returns
Schedule 2.1.28            Product Warranty
Schedule 3.2               Conduct of Business
Schedule 3.5               Guaranties
Schedule 3.6               Cherry Grove Intellectual Property
Schedule 6.5               Environmental
Schedule 7.7               Knowledge
Schedule 7.17              Permitted Liens


Exhibit A                  Form of Opinion of LADD's Counsel
Exhibit B                  Form of Opinion of Purchaser's Counsel
Exhibit C                  Agreement of Sale (Cherry Grove Intellectual Property)
Exhibit D                  Maytag Agreement
Exhibit E                  Assignment and Assumption Agreement

                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT, dated as of November 7, 1995 (the "Agreement"), between LADD Furniture, Inc., a North Carolina corporation ("LADD") and BJCL, Inc., a Delaware corporation (the "Purchaser").

                               W I T N E S S E T H

                  WHEREAS, LADD owns all of the issued and outstanding capital stock of Brown Jordan Company, a North Carolina corporation and a wholly owned subsidiary of LADD (together with its Subsidiaries unless the context requires in Section 2.1.1 and 2.1.2, the "Company"), consisting of 10,000 shares of Common Stock, par value $1.00 per share (the "Shares");

                  WHEREAS, LADD wishes to sell the Shares to the Purchaser, and the Purchaser wishes to purchase the Shares from LADD, on the terms and conditions and for the consideration set forth herein.

                  NOW, THEREFORE, in consideration of the mutual promises made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

                                    ARTICLE 1
                           SALE AND PURCHASE OF SHARES

                  1.1 Sale and Purchase of Shares. Subject to all of the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing provided for in Section 1.2, (a) LADD will sell to the Purchaser the Shares, and (b) the Purchaser will purchase from LADD the Shares for the Purchase Price, free and clear of all Liens (as defined in Section 7.17). The Shares shall be delivered by LADD as provided in
Section 1.3, and such Purchase Price shall be paid by the Purchaser as provided in Section 1.4.

                  1.2 Closing. The closing of the purchase and sale of the Shares contemplated hereby (the "Closing") will take place at the offices of Petree Stockton, L.L.P., Winston-Salem, North Carolina at 9:00 a.m., on December 15, 1995 or at such other place, time or date as the parties hereto may agree in writing (the "Closing Date"), subject to Section 5.1.

                  1.3 Delivery of Shares. At the Closing, LADD will transfer to the Purchaser, against payment of the Purchase Price therefor as provided in
Section 1.4, good, marketable and valid title to the Shares, free and clear of any Liens, by delivering to the Purchaser certificate(s) for such Shares, duly endorsed in blank or accompanied by a stock power or other proper instrument of assignment duly executed in blank, and having all requisite stock transfer stamps attached.

                  1.4      Payment of Purchase Price.

                  (a) Estimated Purchase Price. At the Closing, Purchaser shall pay $16,600,000 (the "Estimated Purchase Price") to LADD in cash or other immediately available funds.

                  (b) Purchase Price Adjustment. (x) Delivery and Review of Effective Date Balance Sheet. As promptly as practicable, but not later than 10 days after the Effective Date, the Company will cause to be prepared and delivered to LADD and the Purchaser (i) the Effective Date Balance Sheet and
(ii) a certificate of the vice president/controller of the Company, setting forth the Effective Date Working Capital, together with supporting calculations in reasonable detail (the "Adjustment Certificate"). The Purchaser and LADD shall be given an opportunity to discuss with the Company matters relating to the determination of Effective Date Working Capital. LADD and Purchaser shall have 30 days from the date on which the Effective Date Balance Sheet and the Adjustment Certificate are delivered to review such documents (the "Review Period"). LADD and Purchaser shall be provided with full access to the work papers of the Company in connection with such review. If LADD or the Purchaser asserts that the Effective Date Balance Sheet or the Adjustment Certificate are not materially correct or that the determination of Effective Date Working Capital was arrived at other than in accordance with GAAP applied on a basis consistent with accounting principles used in the preparation of the Audited Balance Sheet, the objecting party may, on or prior to the last day of the Review Period, deliver a notice to the other party setting forth, in reasonable detail, the basis for the disagreement therewith, together with supporting calculations (the "Dispute Notice"). If no Dispute Notice is received by either party on or prior to the last day of the Review Period, the Effective Date Balance Sheet and the Adjustment Certificate shall be deemed accepted by both parties.

                  (y) Disputes. Within 30 days after delivery of the Dispute Notice, if the Purchaser and LADD shall be unable, despite their reasonable efforts to resolve the dispute set forth in the Dispute Notice, the Purchaser and LADD shall jointly retain a nationally recognized firm of independent public accountants mutually acceptable to them. Such independent firm shall review the Effective Date Balance Sheet (and, if necessary or appropriate in their judgment, any related Company work papers), the Adjustment Certificate and the Dispute Notice, and shall, as promptly as practicable and in no event later than 45 days following the date of their engagement, deliver to LADD and the Purchaser a report (the "Adjustment Report") setting forth, in reasonable detail, their determination with respect to the issues specified in the Dispute Notice, and the revisions, if any, to be made to the Effective Date Balance Sheet, the Adjustment Certificate and the calculation of Effective Date Working Capital to reflect such determination, together with supporting calculations. The Adjustment Report shall be final and binding upon the Purchaser and LADD. LADD shall pay one-half, and the Purchaser shall pay one-half, of the fees and expenses of such independent firm incurred in preparing and delivering such Adjustment Report.

                  (z) Adjustment and Payment. To the extent Effective Date Working Capital is less than Audited Working Capital minus $100,000, LADD shall pay to Purchaser such deficit amount as a reduction in Purchase Price. To the extent Effective Date Working Capital is greater than Audited Working Capital plus $100,000, Purchaser shall pay such excess to LADD as additional Purchase Price. Any adjustment to the Purchase Price pursuant to this Section 1.4 shall be paid two business days after the date on which the Adjustment Report is delivered to

LADD and the Purchaser or, if no Dispute Notice is received by either party on or prior to the last day of the Review Period, then on the business day following the last day of the Review Period. Any such payment shall be made in cash or by wire transfer of immediately available funds to an account designated by the party to receive such payment. The Estimated Purchase Price as reduced or increased, if at all, pursuant to this Section 1.4(b) shall be deemed to be the Purchase Price of the Shares (the "Purchase Price").

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

                  2.1 Representations and Warranties as to the Company. LADD represents and warrants to the Purchaser as of the date hereof as follows:

                  2.1.1 Corporate Status. (a) Corporate existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Company is duly qualified and in good standing as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 7.17 hereof, along with other capitalized terms not otherwise defined herein).

                  (b) Each of the subsidiaries of the Company listed on Schedule
2.1.1 (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization set forth on
Schedule 2.1.1 with the corporate power and authority to own, lease and operate its properties and conduct its business as now being conducted. Except as set forth on Schedule 2.1.1, the Company has no subsidiaries and owns no interest in any other entities for purposes of consolidated financial reporting. Each of the Subsidiaries is duly qualified and in goodstanding as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect. The mergers of BJ Mexico I, Inc., BJ Mexico II, Inc. and BJ Mexico III, Inc. into BJ

Mexico V, Inc. effective May 25, 1993 were accomplished in compliance with all applicable laws and resulted in BJ Mexico V, Inc. assuming all of the rights and liabilities of BJ Mexico I, Inc., BJ Mexico II, Inc. and BJ Mexico III, Inc.

                  (c) Corporate Records. LADD has delivered to the Purchaser complete and correct copies, as in effect on the date hereof, of the Articles of Incorporation and Bylaws of the Company and the Subsidiaries and all amendments to each thereof. The Purchaser has been given the opportunity to inspect the corporate minute and stock transfer books of the Company.

                  2.1.2 Capitalization. (a) Capital Stock. The authorized capital stock of the Company consists of 100,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of which 10,000 shares are issued and outstanding, and the Company has no authority to issue any other capital stock. The authorized capital stock of each of the Subsidiaries, the number of shares issued and outstanding, and the beneficial owner of such shares are listed on Schedule 2.1.2 hereto. The Shares, constituting all of the issued and outstanding capital stock of the Company, have been duly authorized and validly issued, and are fully paid and nonassessable, are held of record by LADD, have not been issued in violation of any preemptive rights, rights of first refusal or similar rights, and were offered and sold in compliance with all applicable securities laws.

                  (b) Agreements with Respect to Common Stock. There are no preemptive or similar rights on the part of any holder of any Shares. No options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company, contingently or otherwise, to issue or sell any shares of its Common Stock or any securities convertible into or exchangeable for any such shares or any other securities, are outstanding, and no authorization therefor has been given.

                  2.1.3 Conflicts, Consents. (a) Conflicts. Except as set forth on Schedule 2.1.3, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby in the manner contemplated hereby, will not (x) result in the creation of any Lien upon any assets or properties of the Company; or (y) conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent, notice or other action under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of the Company (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agreement, contract, license, franchise, permit or instrument to which the Company is a party or by which the Company or its properties may be bound, or (iii) any judgment, order, decree, law, statute, rule or regulation applicable to the Company, which failure to receive such consent would have a Material Adverse Effect on the Company.

                  (b) Consents. Other than filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and except as set forth in Schedule 2.1.3, no material consent, approval, authorization, permit, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Company or LADD (whether under applicable law, pursuant to agreements to which the Company is a party, or otherwise) in connection with the execution and delivery of this Agreement or the consummation by LADD of the transactions contemplated hereby in the manner contemplated hereby.

                  2.1.4 Financial Information, Material Adverse Change, Undisclosed Liabilities. (a) Financial Statements. LADD has delivered to the Purchaser unaudited statements of operations, retained earnings (deficit) and cash flows of the Company for the fiscal years ended January 1, 1994 and December 31, 1994 and unaudited balance sheets of the Company as of such dates (the "Annual Financials") in each case prepared from and in accordance with the books and records of the Company as of, and for the period ended on, such date and representing only bona fide transactions. LADD also has delivered to the Purchaser an unaudited statement of operations for the nine (9) month period ended September 30, 1995 and an unaudited balance sheet of the Company as of September 30, 1995 (the "Interim Financials"), prepared from and in accordance with the books and records of the Company as of, and for the period ended on, such date and representing only bona fide transactions. The Annual Financials and Interim Financials are set forth in
Schedule 2.1.4. The Annual Financials and the Interim Financials have been prepared in accordance with generally accepted accounting principles ("GAAP") and accounting practices utilized by subsidiaries and divisions of LADD disclosed in the footnotes to the Annual Financials and the Interim Financials, consistently applied throughout the periods indicated and present fairly the financial condition of the Company at the respective dates indicated and the results of operations and (in the case of the Annual Financials) cash flows of the Company for the respective periods indicated, except that the Interim Financials are subject to year-end audit adjustments.

                  (b) Material Adverse Effect. Except as disclosed on Schedule 2.1.4, since September 30, 1995, there has been no change in the business, financial condition, properties, liabilities, operations or prospects of the Company that has had or could reasonably be expected to have a Material Adverse Effect on the Company.

                  (c) Undisclosed Liabilities. Except (i) as and to the extent reflected in the unaudited balance sheet of the Company as of December 31, 1994 included in the Annual Financials or in the notes to the Annual Financials for the year then ended, and (ii) as disclosed in Schedule 2.1.4, as of December 31, 1994, there were no other liabilities or obligations, secured or unsecured (whether absolute, accrued, known or unknown, contingent or otherwise, and whether due or to become due) that has had or could reasonably be expected to have a Material Adverse Effect on the Company. Since December 31, 1994, the Company has not incurred any liabilities or obligations of any nature (whether accrued, absolute, known or unknown, contingent or otherwise, and whether due or to become due) except (x) as and to the extent reflected in the Interim Financials, (y) as disclosed in Schedule 2.1.4, or (z) nonmaterial current liabilities incurred in the ordinary course of business consistent with past practice.

                  2.1.5 No Liens. The Company has good and marketable title to, and owns free and clear of any Liens, except for Permitted Liens, all of the personal property reflected in the
                                                         7

Annual Financials and the Interim Financials, and all personal property acquired by the Company since September 30, 1995, except such personal property as has been disposed of between such date and the date hereof in the ordinary course of business, it being understood that a disposition of any asset, other than inventory or marketable products, carried on the books of the Company at more than $37,500 shall not be deemed to be a disposition in the ordinary course of business.

                  2.1.6 Accounts Receivable. The accounts receivable of the Company reflected on the Annual Financials and the Interim Financials, and those that have arisen since September 30, 1995, have arisen from bona fide sales transactions in the ordinary course of business, and are valid claims enforceable against the account debtor. Schedule 2.1.6 contains a true and complete aging of the Company's accounts receivable as of September 30, 1995.

                  2.1.7 Inventories. The inventories of the Company are fit and sufficient in all material respects for the purposes for which they were purchased or manufactured, except for inventories for which adequate reserves have been provided and reflected in the Annual Financials and the Interim Financials. The amounts shown for inventories on the Annual Financials and the Interim Financials reflect valuations at the lower of cost or market and are not in excess of the value of such inventories computed in accordance with GAAP and accounting practices utilized by subsidiaries and divisions of LADD disclosed in the footnotes to the Annual Financials and the Interim Financials applied on a consistent basis. The Company owns its inventories free and clear of any Liens. LADD has no reason to believe that the Company will experience in the foreseeable future any material difficulties in obtaining, in the desired quantity and quality, the inventory necessary to conduct its business as it is currently being conducted.

                  2.1.8 Real Property. (a) The Company has good and marketable title in fee simple to the real property, including the plants, buildings and other improvements thereon, set forth and described in Schedule 2.1.8 hereto (the "Owned Real Property"), free and clear of any Liens, except for Permitted Liens.The Owned Real Property constitutes all of the real property reflected in the Annual Financials and the Interim Financials and all real property acquired by the Company since September 30, 1995. LADD has heretofore furnished Purchaser with true and complete copies of all deeds, other instruments of title and policies of insurance describing the Company's ownership of the Owned Real Property, and copies of environmental reports relating to any real property owned or operated by the Company. Schedule 2.1.8 sets forth all leasehold interests in real property held by the Company at the Closing Date. The Owned Real Property, including the buildings and operations of the Company conducted thereon, are in substantial compliance with all applicable ordinances, regulations and zoning laws and do not encroach on property of others.

                  (b)      Except as set forth in Schedule 2.1.8:

                           (i) The  Company is not in  violation  of, or default
under, any legal requirement pertaining to any of the Owned Real Property or leased real property. No notice of violation of any legal requirement, or of any covenant, condition, restriction or easement affecting any Owned Real Property or leased real property or with respect to the use or occupancy thereof, has been given by any Person;

                           (ii) All of the  structures  located  on  Owned  Real
Property and leased real property are supplied with utilities and other services necessary for the operation of such structures, and the business conducted by the Company therein, including gas, electricity, water, telephone, sanitary sewer and storm sewer;

                           (iii) No  condemnation  proceeding  is pending or, to
the knowledge of LADD, threatened which would impair the occupancy, use or value of any Owned Real Property or leased real property; and

                           (iv) There are no (a)  leases,  subleases,  licenses,
concessions or other agreements, written or oral, granting to any other Person the right to acquire, use or occupy any portion of, any Owned Real Property or leased real property, (b) outstanding options or rights of first refusal to purchase all or any portion of Owned Real Property or interest therein, and (c) persons (other than the Company) in possession of any Owned Real Property or leased real property;

                  2.1.9 Insurance. The assets, properties and business of the Company are insured under the various policies of general liability and other forms of insurance, as set forth on Schedule 2.1.9 hereof. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policies has been received by the Company. To the best knowledge of LADD, such insurance policies provide such coverage against risk of loss in such amounts as are customary for corporations of established reputation engaged in similar business as the Company and similarly situated.

                  2.1.10 Litigation. Except as set forth in Schedule 2.1.10, there are no actions, suits or proceedings pending or, to the knowledge of LADD, threatened or any basis for any such actions, suits or proceedings against or affecting the Company or its respective properties, assets or business.

                  2.1.11 Compliance with Laws, Permits. (a) Compliance with Laws. Except as set forth on Schedule 2.1.11, the Company is not, nor previously has it been, in violation of any applicable laws or regulations or any applicable orders, rules, writs, judgments, injunctions, decrees or ordinances applicable to the business or operations of the Company, the violation of which would have a Material Adverse Effect on the Company.

                  (b) Permits. All necessary material licenses, permits or orders with respect to the conduct of the business of the Company have been obtained by the Company and are in effect as of the date hereof. All material permits, licenses, orders, registrations, or other approvals of all federal, state, local or foreign governmental or regulatory bodies, have been obtained, are set forth on Schedule 2.1.11 hereto, are in full force and effect, and, there has been neither any violation, suspension or cancellation thereof nor any basis for any such claim. The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any material license or permit, nor will there be required any consent of its respective issuing authority as a result of the consummation of the transactions contemplated hereby.

                  2.1.12 Tax Matters. The Company or LADD has timely filed, on behalf of the Company, all federal, foreign, state and local tax returns and other tax reports required to be filed by the Company and has paid, or, with respect to current taxes not yet due and payable, set up an adequate reserve on the books of the Company for the payment of, all federal, foreign, state and local income taxes and all other taxes (including, without limitation, all franchise, gross receipts, license, property, sales, use, excise, intangible, severance, stamp, occupation, environmental, social security, withholding, employment, unemployment or payroll taxes, and interest or penalties thereon, and all such other taxes along with all federal, foreign, state and local income taxes being defined collectively as "Taxes") required to be paid in respect of the periods covered by such returns, and has set up an adequate reserve on the books of the Company for the payment of all Taxes payable by the Company in respect of the period subsequent to the last of such periods. As of the Closing Date, such reserve as reflected on the balance sheet included as part of the Interim Financials will be sufficient for the then-unpaid Taxes of or with respect to the Company through and including the Closing Date, except as increased or decreased for normal operational Tax liabilities and consistent with prior practices for the period between September 30, 1995 and the Closing Date. All such returns are true, complete and correct. The Company or LADD is not delinquent in the payment of any Taxes, has not waived any statute of limitations in respect of Taxes, and has not requested or agreed to any extension of time within which to file any tax return or report or with respect to a tax assessment or deficiency. No deficiencies for Taxes have been assessed or asserted, and except as set forth on Schedule 2.1.12, the Company and LADD know of no unresolved questions or claims concerning the Tax liability of the Company. LADD has delivered to Purchaser a true and correct copy of all foreign, state (except California) and local Tax returns (including amended returns) and tax audit reports (if any). No transfer taxes will be payable by the Company as a result of the transactions contemplated hereby other than New York realty transfer gains tax attributable to the Company's New York showroom lease. Except as set forth on

Schedule 2.1.12, there is no pending or, to the knowledge of LADD, threatened examination or audit by the Internal Revenue Service or any state taxing authorities of such returns. All proper amounts have been collected or withheld by the Company for all Taxes payable or anticipated to be payable. Except as set forth on Schedule 2.1.12, (i) the Company has not been audited by any taxing authority, (ii) the Company is not and has not previously been a party to a tax allocation or sharing agreement and has not otherwise assumed any liability for Taxes of any third party, including as a transferee or successor, whether under section 1.1502-6 of the Treasury regulations or otherwise, or (iii) the Company has never been (nor does it have any liability for unpaid taxes because it was) a member of an affiliated group within the meaning of Internal Revenue Code
Section 1504(a) or any unitary, affiliated or similar group for state, local or foreign tax purposes.

                  2.1.13 Brokers, Finders. The Company and LADD have not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any claim against the Purchaser or the Company for any brokerage or finder's commission, fee or similar compensation, except that Dillon, Read & Co. Inc. has acted as financial advisor to LADD and its fees and expenses will be paid by LADD.

                  2.1.14  Absence  of  Certain  Changes.  Except as set forth in
Schedule 2.1.14, since September 30, 1995, the Company has not:

                  (a) issued, sold or delivered or agreed to issue, sell or deliver any additional shares of its capital stock or any options, warrants or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock;

                  (b) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its assets, tangible or intangible, except in the ordinary course of business;

                  (c) acquired or disposed of any material assets or properties, or entered into any agreement or other arrangements for any such acquisition or disposition, or entered into or amended or terminated any Material Agreement, except inventory in the ordinary course of business consistent with past practice;

                  (d) declared, made, paid or set apart any sum for any dividend or other distribution to its shareholders or purchased or redeemed any shares of its capital stock or any option, warrant or right to purchase any of its capital stock, or reclassified its capital stock;

                  (e) increased the wages, salaries, compensation, pension or other benefits payable to any employee other than in accordance with the normal compensation and benefits policies of the Company consistent with past practice, or granted any severance or termination pay, or entered into any employment, severance or consulting agreement or arrangement with any officer or salaried employee that is not terminable by the employer without cause and without penalty or changed any benefit plan or labor agreement except to comply with applicable law;

                  (f) forgiven or cancelled any material debts or claims or waived any material rights of value other than intercompany debts, claims or rights and other than in the ordinary course of business consistent with past practice;

                  (g) suffered any damage, destruction or loss (whether or not covered by insurance) affecting its properties or assets that could reasonably be expected to have a Material Adverse Effect on the Company;

                  (h) suffered any strike or other labor trouble materially affecting its business or operations;

                  (i) suffered or experienced any change in relations with or loss of any employees or customers that could reasonably be expected to have a Material Adverse Effect on the Company;

                  (j) incurred any indebtedness for borrowed money other than trade indebtedness incurred in the ordinary course of business consistent with past practice;

                  (k) changed any pricing practices (other than in the ordinary course consistent with past practices) or any method of accounting or accounting practice or policy of the Company;

                  (l) conducted its business other than in the ordinary course consistent with past practice, except as required by this Agreement;

                  (m) settled or compromised any claim, suit or cause of action involving more than $37,500;

                  (n) materially altered its collection practices with respect to accounts receivable;

                  (o) materially altered its payment practices with respect to accounts payable;

                  (p) made any capital expenditures or commitments therefor outside the ordinary course of business in excess of $37,500 or

                  (q)      agreed to do any of the foregoing.

                  2.1.15 Material Agreements. Except for the contracts, franchises, agreements, plans, leases and licenses described in Schedule 2.1.15 hereto, the Company is not a party to or subject to:

                  (a) any written employment contract or any other agreement or arrangement relating to compensation or severance payments with any officer, consultant, director or employee;

                  (b) any plan or contract or arrangement providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or other benefits for employees;

                  (c)      any contract or agreement with any labor union;

                  (d) any lease (other than leases of real property described in Schedule 2.1.8 hereto) involving payment of annual rentals in excess of $37,500;

                  (e) any contract or agreement for the purchase of any materials, services, or supplies involving annual payments in excess of $37,500 and of more than one year in duration;

                  (f) any contract or agreement for the purchase of equipment or any construction or other contract or agreement, not otherwise covered by this
Section 2.1.15, involving annual payments in excess of $37,500 and of more than one year in duration;

                  (g) any contract or agreement for the sale of its products, exceeding $37,500 on an annual basis and of more than one year in duration;

                  (h)  any   contract  or   agreement   with  an  agent,   sales
representative, dealer or other distributor of products of the Company;

                  (i) any instrument evidencing or related to indebtedness for money loaned or borrowed by the Company or indebtedness guaranteed by the Company, in any case in excess of $37,500;

                  (j) any contract or agreement, not otherwise covered by this
Section 2.1.15, containing covenants materially limiting the freedom of the Company (or, to the knowledge of LADD, any key employee of the Company) to compete in any line of business or with any person;

                  (k) any license or franchise agreement in which the Company is the licensor, licensee or franchisor;

                  (l) any license or franchise agreement in which the Company is the licensee or franchisee;

                  (m) any contract or agreement, not of the type covered by any of the other items of this Section 2.1.15, which involves the payment or receipt by the Company of $37,500 or more in any one year and which by its terms is either (i) not to be performed by the Company prior to one year from the date hereof, or (ii) does not terminate, or is not terminable, by and without penalty to the Company prior to one year from the date hereof.

                  LADD has delivered to Purchaser correct and complete copies of all contracts, franchises, agreements, plans, leases and licenses described in Schedules 2.1.8 and 2.1.15 (the "Material Agreements"), and all such Material Agreements are valid and in full force and effect and the Company (or, to the knowledge of LADD, any other party to such Material Agreements) has not breached any material provision of, and is not in default in any material respect under the terms of, any such Material Agreement. Schedules 2.1.8 and 2.1.15 correctly identifies each Material Agreement which is or might be terminable by any other party upon the change of control of the Company.

                  2.1.16 Compliance with ERISA. (a) The term "Plan" shall include each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance pension or retirement, profit sharing, stock appreciation rights, supplemental unemployment, layoff, consulting, fringe benefit (including, but not limited to, vacation, paid holidays, personal leave, or any similar plan, program, agreement, arrangement, policy or understanding (other than arrangements involving the payment of wages) sponsored, maintained or contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company or LADD would be deemed a "single employer" within the meaning of section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") (an "ERISA Affiliate"), whether or not subject to the laws of a country or jurisdiction other than the United States, for the benefit of any current or former employee, director, or independent contractor of the Company, whether foreign or domestic and whether formal or informal and whether legally binding or not with respect to which the Company, LADD or any ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

                  (b) Schedule 2.1.16 contains a true and complete list of each Plan.

                  (c) Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee, director or independent contractor of the Company.

                  (d) With respect to each of the Plans, the Company has heretofore delivered to the Purchaser (or will deliver to the Purchaser no later than 30 days prior to the Closing) true, correct and complete copies of each of the following documents: (i) the Plans (including all amendments thereto) or, in the case of unwritten Plans, descriptions thereof, (ii) the three most recent Form 5500 annual reports, if required under ERISA, including all attachments thereto, filed with the Internal Revenue Service with respect to each such Plan,
(iii) if the Plan is funded through a trust or any third party funding vehicle, such as an insurance contract, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements and trust reports thereof, (iv) the most recent determination letter received from the Internal Revenue Service with respect to each such Plan that is intended to be qualified under section 401 of the Internal Revenue Code of 1986, as amended (the "Code") as well as any pending application for a determination letter,(v) the most recent summary plan descriptions, together with each summary of material modifications, required under ERISA with respect to such Plan or as otherwise provided to Plan participants or beneficiaries, and all material employee communications relating to each Plan, (vi) a copy of the actuarial report, if required under ERISA, with respect to each such Plan for the last three years, (vii) all contracts relating to the Plans with respect to which the Company or any ERISA Affiliate may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, and (viii) a copy of all material documents and correspondence relating to the Plans received from or provided to the Department of Labor ("DOL"), the IRS, and the Pension Benefit Guaranty Corporation (the "PBGC") during the past three years.

                  (e) Each Plan has been administered and operated in all material respects in accordance with its terms and all applicable laws, including but not limited to ERISA and the Code.

                  (f) All reports, returns and similar documents with respect to the Plans required to be filed with any governmental agency or distributed to any Plan participant have been duly and timely filed or distributed and, to the knowledge of LADD, all reports, returns and similar documents actually filed or distributed were true, complete and correct in all material respects.

                  (g) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company of incurring a liability under such Title, other than liability for premiums due the PBGC, which payments have been or will be made when due. To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or an ERISA Affiliate made, or was required to make, contributions during the six year period ending on the Closing Date.

                  (h) Neither the Company, any ERISA Affiliate, Plan, trust thereunder, nor any trustee or administrator thereof has engaged in any transaction in connection with which the Company or any ERISA Affiliate, any of the Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Plans or any such trust could be subject to either civil liability or a penalty pursuant to section 409, 502(i) or 502(1) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

                  (i) The PBGC has not instituted proceedings to terminate any of the Plans, no condition exists that presents a material risk that such proceedings will be instituted and no reportable event (within the meaning of Section 4043 of ERISA) has occurred or will occur as a result of the transactions contemplated by this Agreement with respect to any Plan.

                  (j) No Plan is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) or a "multiple employer" plan (within the meaning of
Section 4063 or 4064 of ERISA) and the Company has not and will not incur any withdrawal liability on account of any ERISA Affiliate. Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the Internal Revenue Service to that effect or has a timely application pending for such a determination letter with the Internal Revenue Service, no such determination letter has been revoked, and, to the knowledge of LADD, revocation has not been threatened, no event has occurred and no circumstances exist that would adversely affect the tax-qualification of such Plan; and such Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification, materially increase its cost or require security under section 307 of ERISA. The Company has also provided to Purchaser a list of all amendments to each Plan which is intended to be qualified as to which a favorable determination letter has not yet been received.

                  (k) Except as set forth on Schedule 2.1.10, there are no pending or, to the knowledge of LADD, threatened claims, investigations by any governmental agency or other claims against any Plan, the Company, LADD, any ERISA Affiliate, trustee of any Plan, or administrator of any Plan or otherwise involving any of the Plans (other than routine claims for benefits) or asserting any rights to or claims for benefits under any Plan that could give rise to any material liability and there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

                  (l) All contributions required to have been made by the Company, LADD or any ERISA Affiliate to any Plan pursuant to the terms of each of the Plans, any applicable collective bargaining agreement, and when applicable, Section 412 of the Code or Section 302 of ERISA, have been made within the time prescribed by such terms or provisions. All such amounts properly accrued through the Closing Date with respect to the current plan year thereof will be paid by the Company on or prior to the Closing Date or will be properly recorded on the balance sheet. None of the Plans or any trust established thereunder had an "accumulated funding deficiency" (as defined in section 412 of the Code), whether or not waived, as of the last day of its most recent fiscal year ended prior to the date of this Agreement.

                  (m) No employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan as a result of the transactions contemplated by this Agreement, except as provided below in Section 3.4 of this Agreement.

                  (n) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation section 1.280G-1) under any employment severance or termination agreement, other compensation arrangement or Plan currently in effect would not be characterized as an "excess parachute payment" as such term is defined in section 280G(b)(1) of the Code.

                  (o) No compensation payable by the Company to any of their employees under any existing contract, Plan or other employment arrangement (including by reason of the transactions contemplated hereby) will be subject to disallowance under section 162(m) of the Code.

                  (p) No Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company upon retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary)). The Accumulated Post-Retirement Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 106) as of December 31, 1994 in respect of post-retirement health and life benefits for the Company's employees is estimated by the Company's independent actuary to be $0 calculated using the actuarial assumptions used for the Company's last available annual report.

                  (q) Schedule 2.1.16 lists each Plan that is subject to laws of a country or jurisdiction other than the United States (the "Foreign Plans"). Except as provided in Schedule 2.1.16, all contributions required to be made to each Foreign Plan for all prior plan years in order for each of the Foreign Plans which are pension plans (the "Foreign Pension Plans") to comply with the minimum funding standards imposed by applicable law have been made or properly accrued. All employee contributions to the Foreign Plans for all prior plan years have been properly withheld by the Company and have been fully paid into the applicable funding arrangements. There has been no withdrawal by the Company of assets from the Foreign Pension Plans and no application for approval of a withdrawal of assets has been made to any regulatory authority. Each of the Foreign Pension Plans is registered or qualified within the meaning of applicable law and nothing has occurred which would result in the revocation of the registration or qualification of such Foreign Pension Plans. The representation and warranties contained in this Section 2.1.16(q) are in addition to each of the other representations and warranties contained in Section 2.1.16 that are applicable to the Foreign Plans.

                  (r) Other than current or contingent liabilities previously disclosed on Schedule 2.1.4, the Company, LADD and each ERISA Affiliate has, and will have, no material current or contingent liability with respect to any Plan.

                  2.1.17 Intellectual Property. Schedule 2.1.17 contains a list of all trademarks, patents and patent applications, trade names and copyrights, whether registered or not, owned or used by the Company or in which it has an interest by license, agreement, shop right, common law, or otherwise and which are material to the conduct of its business (the "Intellectual Property"). To the knowledge of LADD, no third party is engaged in any activity not duly authorized by the Company or LADD which would constitute an infringement of the Intellectual Property of the Company. There are no claims or proceedings pending or, to the knowledge of LADD, threatened against the Company asserting that the Company has or is infringing the valid patents, copyrights, trademarks or trade names of any third party. LADD is unaware of any claim by any third party that the Company does now own or have the right to use all patents (including patents pending), trademarks, trade names, copyrighted material, processes, designs, formulas, inventions, trade secrets, know-how, ideas, concepts or other proprietary or confidential information which are presently used in and are material to the operation of the Company's business. Except as set forth in Schedules 2.1.3 and 2.1.17, all of the Intellectual Property listed in Schedule
2.1.17 are fully assignable to the extent permitted by applicable law and, to the knowledge of LADD, are free and clear of any attachments or Liens.

                  2.1.18 Labor Matters. Except as set forth on Schedule 2.1.18, there has been no material work stoppage or slowdown or other material labor difficulties relating to the Company. Except as set forth on Schedule 2.1.18, the Company is not a party to any collective bargaining agreement with any labor union or similar organization, nor does LADD know of any such organization which represents or claims to represent any of the Company's employees or is currently seeking to represent or organize the employees at any of the principal facilities of the Company.

                  2.1.19 No Material Liabilities. There are no liabilities of the Company, other than:

                  (a) liabilities disclosed or provided for in the Annual Financials or the Interim Financials;

                  (b) liabilities incurred or recorded in the ordinary course of business since September 30, 1995, none of which has been materially adverse to the business, assets or operations of the Company.

                  2.1.20 No Judgments or Orders. The Company is not a party to or subject to any judgment, order or decree entered in any action or proceeding brought by any governmental agency or any other party either enjoining it in respect of any business practice or the conduct of business in any area or the acquisition of any property or which otherwise materially adversely affects the Company.

                  2.1.21 Bank Accounts. Schedule 2.1.21 sets forth a list of all bank accounts, petty cash or imprest funds maintained by the Company, with the persons authorized to sign thereon. Also included on Schedule 2.1.21 is a list of safe deposit boxes in the Company's name and the persons authorized to enter such boxes.

                  2.1.22 Affiliate Transactions. Except as reflected in the Annual Financials, the Interim Financials or otherwise set forth in Schedule 2.1.22, there are no transactions involving the Company or LADD or any of their respective affiliates (which includes officers, directors and key employees) arising out of any transaction with the Company (other than for services as employees, officers and directors), and the Company is not subject to any liability that will survive Closing with respect to any transactions involving LADD or any of its affiliates including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from LADD or any affiliate of LADD.

                  2.1.23 Disclosure. To LADD's knowledge, this Agreement, the Schedules hereto and the certificates and other documents furnished by the Company or LADD to the Purchaser pursuant hereto, taken as a whole, do not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading.

                  2.1.24 Assets Necessary for Operations/Condition of Properties. The real and personal properties of the Company described in Sections 2.1.6, 2.1.7, 2.1.8 and 2.1.17 and the real property and personal property held by the Company pursuant to the leases and licenses described in Schedules 2.1.8, 2.1.17 and 2.1.24 hereto constitute all of the material assets and properties utilized by the Company in connection with its business and operations as presently conducted. All material facilities, machinery, equipment, fixtures, vehicles and other tangible property owned, leased or utilized by the Company are in good operating condition and repair, normal wear and tear excepted, are reasonably fit and useable for the purposes for which they are being used, and, to the knowledge of LADD, will not likely require a major overhaul or repair in the foreseeable future except in the ordinary course of business; provided, however, Purchaser acknowledges that the Company's Newport, Arkansas leased warehouse facility may require repairs.

                  2.1.25 Questionable Payments. Neither the Company nor, to LADD's knowledge, any of its directors, officers, agents, employees or other person associated with or acting on behalf of the Company has (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets,
(d) made any false or fictitious entries on the books of account of the Company, (e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (f) made any other material payment, favor or gift not fully deductible for federal income tax purposes.

                  2.1.26   Principal Customers and Suppliers.

                            (a)  Schedule  2.1.26  contains a true and  complete
list of the ten largest customers of the Company during each of fiscal 1994 and during the nine months ended September 30, 1995, indicating the amount of revenues attributable to each such customer, and since that date no such customer listed for 1995 has terminated its relationship with or adversely curtailed its purchases from the Company or indicated (for any reason) its intention so to terminate its relationship or curtail its purchases.

                            (b)  Schedule   2.1.26  also  contains  a  true  and
complete list of the ten largest suppliers from whom the Company purchased goods or services during fiscal 1994 and during the nine months ended on September 30, 1995, indicating the amount purchased from such supplier, and since that date no such supplier listed for 1995 has terminated its relationship with or adversely curtailed its accommodations, sales or services to the Company or indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services.

                  2.1.27 Product Returns. Schedule 2.1.27 contains a true summary of the product return experience of the Company for the fiscal years 1993 and 1994 and the nine month period ended September 30, 1995. The Company has not experienced any product returns which have had or may have a Material Adverse Effect.

                  2.1.28 Product Warranty. Schedule 2.1.28 contains a true and complete description of all warranties granted or made with respect to products sold, or services rendered, by the Company. The Company has not suffered any product liability or product warranty claims which have had or may have a Material Adverse Effect.

                  2.2 Representations and Warranties of LADD. LADD represents and warrants to the Purchaser as follows:

                  2.2.1 Authorization, etc. LADD is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. LADD has all requisite corporate power and authority to execute and deliver this Agreement and each of the other agreements, instruments and documents required to be executed, delivered and performed by LADD hereunder and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each such other agreement, instrument and document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of LADD. This Agreement has been duly executed and delivered by LADD and constitutes the legal, valid and binding obligation of LADD enforceable against LADD in accordance with its terms.

                  2.2.2 Conflicts and Consents. (a) Conflicts. Except as set forth in Schedule 2.1.3, the execution, delivery and performance by LADD of this Agreement and each other agreement, instrument or document required to be executed and delivered by LADD hereunder, and the consummation by LADD of the transactions contemplated hereby and thereby, in the manner contemplated hereby and thereby, do not and will not conflict with or result in the breach of any of the terms or provisions of, or constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of LADD, (ii) any material mortgage, indenture, loan agreement, note, other agreement for the borrowing of money or the obtaining of credit, deed of trust, will, lease or other material agreement or instrument to which LADD is a party or by which LADD or the Shares owned by LADD may be bound, or (iii) any judgment, order, decree, law, statute, rule or regulation applicable to LADD or to the Shares to be sold by LADD.

                  (b) Consents. Other than filings required under the HSR Act and except as set forth in Schedule 2.1.3, no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by LADD in connection with the execution, delivery and performance by LADD of this Agreement or any other agreement, instrument or document required to be executed and delivered by LADD hereunder or consummation by LADD of the transactions contemplated herein or therein in the manner contemplated hereby or thereby.

                  2.2.3 Title to Shares, etc. LADD is the record and beneficial owner of and has good, valid and marketable title to the Shares, free and clear of any Lien. Upon the delivery of and payment for the Shares at Closing, as provided for in this Agreement, LADD will transfer to the Purchaser good, marketable and valid title to the Shares, free and clear of any Lien.

                  2.2.4 Litigation. There is no action, claim, suit or proceeding pending or, to the knowledge of LADD, threatened by or against or affecting LADD and, to the knowledge of LADD, there is no investigation pending or threatened against or affecting LADD, in each case before any court or governmental or regulatory authority or body, that could reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement or on the ability of LADD to perform its obligations under this Agreement and each of the other agreements, instruments and documents required to be executed and delivered by LADD hereunder.

                  2.2.5 Brokers, Finders. LADD has not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any claim against the Purchaser or the Company for any brokerage or finder's commission, fee or similar compensation, except that Dillon, Read & Co. Inc. has acted as financial advisor to LADD and its fees and expenses will be paid by LADD at the Closing.
                                                        27

                  2.3 Representations and Warranties of Purchaser. The Purchaser represents and warrants to LADD as of the date hereof as follows:

                  2.3.1 Purchaser's Corporate Status. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                  2.3.2 Authorization, etc. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

                  2.3.3 Conflicts, Consents. (a) Conflicts. The execution and delivery of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby in the manner contemplated hereby, do not and will not conflict with or result in any violation of, or default under (or any event that, with notice or lapse of time or both, would constitute a default under), any provision of (i) the Certificate of Incorporation or Bylaws of the Purchaser, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agreement, contract, license, franchise, permit or instrument to which the Purchaser is a party or by which it may be bound, or (iii) any judgment, order, decree, law, statute, rule or regulation applicable to the Purchaser.

                  (b) Consents. Other than filings required under the HSR Act, no consent, approval, authorization, permit, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby in the manner contemplated hereby.

                  2.3.4 Brokers, Finders. The Purchaser has not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any valid claim against LADD or the Company for any brokerage or finder's commission, fee or similar compensation.

                  2.3.5 Purchase for Investment. The Purchaser is acquiring the Shares for its own account for investment and not with a view to any distribution thereof. The Purchaser acknowledges receipt of advice from the Company to the effect that the Shares have not been registered under the Securities Act of 1933 or any state securities laws.

                  2.3.6 Financing. Purchaser has furnished or will furnish to LADD within one business day of receipt true and complete copies of all commitment or proposal letters received from the lending and equity sources setting forth the amount of funds necessary for Purchaser to purchase the Shares and the Cherry Grove Assets as provided in this Agreement. All fees required to be paid by Purchaser to such financing sources as of the date hereof have been paid by Purchaser and such commitment letters are subject only to normal conditions. Purchaser is not in default with respect to any requirements or conditions contained in such commitment or proposal letters and knows of no conditions, events or circumstances that would cause such financing sources not to fund such commitments in connection with the transactions contemplated hereby.

                                    ARTICLE 3
                                CERTAIN COVENANTS

                  3.1 Access and Information. Prior to the Closing, LADD will cause the Company (a) to give to the Purchaser and its representatives full and free access to the Company's properties, books, records, contracts and commitments upon reasonable notice during normal business hours, (b) to furnish all such information and documents relating to its properties and business as the Purchaser may reasonably request, and (c) to allow the Purchaser to discuss matters relating to the Company with the outside auditors, attorneys and such other representatives for the Company as are reasonably requested by the Purchaser.

                  3.2 Conduct of Business of the Company. (A) Except as set forth in Schedule 3.2 and in Section 3.2(B) below, from the date hereof to the Closing, LADD will cause the Company (a) to conduct its business only in the ordinary course in substantially the same manner as heretofore conducted, (b) to maintain and keep its properties and equipment in such repair, working order and condition as is sufficient for the operation of its business in the ordinary course, (c) to keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it (to the extent available on commercially reasonable terms in the case of any renewal or replacement policies), (d) to perform in all material respects all of its obligations under all contracts and commitments applicable to its business or properties, (e) to use its best efforts to maintain and preserve the Company's business organization intact, and maintain satisfactory relationships with officers, employees, suppliers, distributors and customers so that they will be preserved after the Closing, (f) to maintain its books of account and records in the usual and regular manner, (g) to comply in all material respects with all laws and regulations applicable to it and to the conduct of its business, (h) not to amend its Articles of Incorporation or Bylaws, (i) not to merge or consolidate with, or agree to merge or consolidate with, or to purchase substantially all of the assets of, or otherwise acquire, any business or any business organization or division thereof, (j) not to make any material commitments or expenditures, other than those previously disclosed to Purchaser, and not to enter into any transaction with LADD or any affiliate of LADD or the Company not consistent with past practice, (k) promptly to advise the Purchaser in writing of any emergency or other change in the normal course of business or in the operations of its properties and of any governmental or any other third party complaints, investigations or hearings (or communications indicating that the same may be contemplated), (l) promptly advise the Purchaser of any material adverse change in its business, operations or financial condition, (m) to collect its accounts receivable in the ordinary course of business consistent with past practice, (n) to pay its accounts payable in the ordinary course of business consistent with past practice, (o) to use its best efforts to insure that the representations and warranties contained in Section 2 hereof or elsewhere in this Agreement shall be true and correct as of the Closing Date and (p) not to take any action described in section 2.1.14 hereof.

                  (B) Notwithstanding the foregoing provisions of Section 3.2(A), following the Effective Date, LADD will cease withdrawing all cash balances from the Company and the Company shall retain for its own account all cash from collections, including, without limitation, the collection of accounts receivable and customer deposits, and shall utilize such cash proceeds to fund the working capital needs of the Company from the Effective Date until the Closing Date. To the extent that LADD is required to contribute additional cash to the Company on or after the Effective Date, such amount shall not be treated as an intercompany account, and Purchaser shall, or shall cause the Company, to reimburse LADD for all amounts so advanced on or after the Effective Date. Further, from the Effective Date until the Closing Date, all intercompany accounts, including, without limitation, interest payable to LFI Capital Management, Inc. and royalties payable to Cherry Grove, Inc., shall be treated as third party accounts and all amounts owing to LADD pursuant to such accounts shall be paid to LADD. Such reimbursement and payment shall occur within two business days of the Closing Date and shall be made in cash or other immediately available funds. Purchaser shall be responsible for and agrees to protect, save and hold LADD harmless from and against any and all Taxes attributable to the ordinary course operations of the Company after the Effective Date (specifically excluding therefrom those matters for which LADD indemnifies Purchaser Indemnified Parties pursuant to Sections 3.7(b) and 3.13).

                  3.3 Efforts to Consummate Transaction. Subject to the terms and conditions herein provided, each of the parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby in accordance with the terms of this Agreement.

                  3.4 Employee Matters. (a) Purchaser shall use its reasonable best efforts to, or shall cause the Company to use its reasonable best efforts to, maintain employee benefit plans, programs, policies and arrangements for employees of the Company who are employees of the Company as of the Closing Date ("Affected Employees") which provide benefits that are of substantially similar value in the aggregate as those provided under the employee benefit plans, programs, policies and arrangements of the Company in effect as of the date of this Agreement. To the extent Purchaser establishes comparable plans, programs or policies, Affected Employees shall be given credit for all service with the Company, LADD, any ERISA Affiliates and predecessor employers to the same extent as such service was credited for such purpose by the Company, LADD or any ERISA Affiliates under each employee benefit plan, program, policy or arrangement of the Company, LADD, or any ERISA Affiliates in which the employees are eligible to participate for purposes of eligibility and vesting.

                  (b) LADD's Obligations. LADD shall retain, and neither Purchaser nor the Company shall assume, any liabilities or obligations of LADD or the Company or any of their affiliates relating to the Plans or current or former employees of the Company with respect to claims incurred and employment prior to the Closing Date. As of the Closing Date, the Company shall cease to be a participating employer under the Plans maintained by LADD and LADD shall take all action as may be necessary to effect such cessation of participation. LADD shall indemnify and hold Purchaser harmless for any liabilities or obligations of the Company or LADD relating to employees, employee benefit plans or Plans arising at or before, or by reason of, the Closing Date, or otherwise in respect of any period at or before the Closing Date.

                  (c) Purchaser's Obligations. Except as provided in Section 3.4(n), nothing in this Agreement shall be construed to obligate Purchaser to offer any particular benefit at any particular level with respect to any Affected Employee, and nothing in this Agreement shall be construed to entitle any Affected Employee to any specific compensation.

                  (d) Savings Plans. As soon as practicable after the Closing, the Choice Plus Plan of Pennsylvania House, Inc. and any other savings plan sponsored or maintained by LADD or any of its ERISA Affiliates for the benefit of Affected Employees (hereinafter referred to collectively as the "Savings Plans"), shall be amended to provide that (i) all account balances of Affected Employees shall become fully vested as of the Closing and (ii) all Affected Employees who are participants in the Savings Plans shall have the right to elect to receive a distribution or direct rollover of their respective account balances, subject to, and in accordance with, the provisions of applicable law. Purchaser shall establish or maintain, or cause the Company to establish or maintain, a defined contribution plan for the benefit of some or all of the Affected Employees, which shall permit Affected Employees to roll their benefits under the Savings Plans over into Purchaser's defined contribution plan.

                  (e) Welfare Plans. Effective as of the Closing Date, all Affected Employees shall cease to be covered by all employee welfare benefit plans (as such term is defined in Section 3(i) of ERISA) sponsored or maintained by LADD or its ERISA Affiliates on behalf of the Affected Employers and their dependents (the "Welfare Plans"), other than those Welfare Plans maintained exclusively by the Company. LADD shall retain liability for all claims for benefits under the Welfare Plans, in accordance with the terms of the Welfare Plans, incurred by employees or former employees of the Company (and their dependents) under LADD's employee welfare benefit plans prior to the Closing Date. Purchaser shall, or shall cause the Company to, be liable for all Welfare Plan claims incurred by Affected Employees (and their dependents) to the extent covered under any employee welfare benefit plans of Purchaser or its affiliates after the Closing. For purposes of this paragraph, a claim shall be deemed to have been incurred on the date on which each medical or other treatment or service was rendered and not the date of the inception of the related illness or injury or the date of submission of a claim related thereto.

                  (f) Medical and Dental Plans. If Affected Employees become eligible to participate in 1995 in a medical and dental plan of Purchaser or its affiliates, Purchaser shall use its reasonable best efforts to, or shall cause the Company to use its reasonable best efforts to cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable medical or dental plans of the Company (the "Company Medical Plans") and (ii) honor any deductible and out of pocket expenses incurred by the employees and their beneficiaries under the Company Medical Plans during the portion of 1995 preceding the Closing. If Affected Employees become eligible to participate in 1995 in a group term life insurance plan maintained by Purchaser or its affiliates, Purchaser shall use its reasonable best efforts to cause such plan to waive any medical certification for such employees up to the amount of coverage the employees had under the life insurance plan of the Company (but subject to any limits on the maximum amount of coverage under Purchaser's life insurance plan).

                  (g) Disability Benefits. LADD shall be responsible, or cause its insurance carriers to be responsible, for payment of any and all short and long-term disability benefits, regardless of whether payment is required to be made after the Closing for: (i) any individual who is currently receiving such benefits as of the Closing; (ii) any individual who becomes disabled prior to the Closing and who remains disabled for the length of any qualifying disability period; and (iii) any individual described in (i) and (ii) above whose disability ceases and who returns to active employment immediately after the Closing and who subsequently becomes disabled prior to the expiration of ninety
(90) days of active employment with the Company where such subsequent disability is a continuation of such prior disability for which benefits were due under any of LADD's or its ERISA Affiliates' disability plans.

                  (h) COBRA. LADD shall be responsible for complying with the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") under Section 4980B(f) of the Code with respect to any individual who incurs a "qualifying event" prior to the Closing Date; provided, however, that Purchaser shall assume such responsibility with respect to all individuals covered under insured medical plans maintained by the Company, regardless of when a "qualifying event" occurs, for so long as it is able to provide COBRA coverage under such insured plans or successor insured plans established by the Purchaser. Purchaser shall be responsible for complying with the continuation health care coverage requirements of COBRA with respect to any Affected Employee (or eligible dependent of such Affected Employee) whose employment is terminated on or after the Closing Date.

                  (i) Severance. LADD shall pay any severance costs payable pursuant to any severance policies that are incurred with respect to any Affected Employee due solely to the change of control of the Company resulting from the sale of the Shares contemplated by this Agreement.

                  (j) Incentive and Supplemental Retirement Plans. Neither Purchaser nor the Company shall assume or have any liability under any bonus, incentive, or supplemental retirement plans maintained by LADD, including, without limitation, phantom stock plans, long term cash and incentive compensation plans, covering any Affected Employee or persons employed by or who at any time prior to the Closing were employed by LADD. LADD shall take such actions as are necessary to insure the preservation and delivery of all benefits accrued through the Closing, whether payable presently or at some future date, to such employees in respect of any such bonus, incentive, or supplemental retirement plans. If such benefits do not accrue ratably, this provision shall apply to a pro rata portion of the benefits, calculated as of the Closing Date, that would have been earned had the Affected Employee remained employed through the applicable accrual date.

                  (k) Workers' Compensation. LADD shall retain liability for all workers' compensation claims made by employees or former employees of the Company filed on or before the Closing Date. LADD shall also retain liability for all workers' compensation claims filed by such employees within 30 days after the Closing Date to the extent that such claims relate in any manner to any events occurring prior to the Closing Date or events otherwise occurring while such employees were employed by LADD or any of its affiliates.

                  (l) Vacation Pay. Accrual for vacation pay as of September 30, 1995 attributable to the Affected Employees is accurately reflected as a liability in the Interim Financials.

                  (m) Pension Plans. As of the Closing, the Company shall cease to be a participating employer under the Retirement Plan for Employees of Pennsylvania House, Inc., the Retirement Plan for Hourly Employees of the Divisions and Subsidiaries of LADD Furniture, Inc., and any other defined benefit pension plan sponsored or maintained by LADD or its ERISA Affiliates for the benefit of the Affected Employees (hereinafter referred to collectively as the "Pension Plans"), and LADD shall take all such action as may be necessary to effect such cessation of participation. As of the Closing, LADD shall cause the sponsor(s) of the Pension Plans to assume or retain all liabilities under the Pension Plans for benefits accrued by the Affected Employees under the Pension Plans, through the Closing Date. LADD shall cause the Pension Plans to be amended to provide that the accrued benefits of all Affected Employees shall be nonforfeitable. Purchaser shall establish or maintain, or cause the Company to establish or maintain, a defined benefit pension plan for the benefit of some or all of the Affected Employees. Purchaser shall not be obligated to cause its defined benefit pension plan to provide past service credits for benefit accrual purposes, but past service credit shall be given for vesting purposes. There shall be no transfer of assets or liabilities of the Pension Plans to the Purchaser's retirement plan.

                  (n) Notwithstanding anything in this Section 3.4 to the contrary, following the Closing Date, Purchaser shall cause the Company to comply with the requirements of the labor union contracts with the Aluminum, Brick and Glass Works International Union AFL-CIO, Local 231 and United Paperworkers International Union, Local 7600 set forth on Schedule 2.1.18 hereto.

                  3.5 Consents and Approvals; Releases. LADD shall use its best efforts (without the obligation to make any payment or concession to any third party) promptly to obtain all consents and amendments from parties to the Material Agreements and from governmental authorities, which are required by the terms thereof, this Agreement or otherwise for the due and punctual consummation of the transactions contemplated by this Agreement. Purchaser will cooperate (without the obligation to make any payment or concession to any third party) with LADD in obtaining such consents and approvals. Purchaser and LADD shall use their best efforts to cause Purchaser to be substituted in all respects for LADD or any of its affiliates, effective as of the Closing, in respect of all obligations of LADD under each of the guaranties, severance agreements and letters of credit set forth in Schedule 3.5 (the "Guaranty" or "Guaranties"). If Purchaser and LADD are unable to effect such a substitution with respect to any Guaranty after using their best efforts to do so, Purchaser shall fully indemnify LADD and its affiliates with respect to the obligations covered by each of the Guaranties for which

Purchaser does not effect such substitution, with such indemnification secured by a letter of credit acceptable to LADD. LADD shall also cooperate with and assist Purchaser and its authorized representatives in order to provide an efficient transfer of the control and management of the Company and to avoid any undue interruption in the activities and operations of the Company following the Closing Date.

                  3.6 Purchase of Intellectual Property. Cherry Grove, Inc. has agreed to sell and otherwise transfer to Purchaser or an affiliate of Purchaser the intellectual property listed on Schedule 3.6 hereto, being all of the intellectual property owned or licensed by Cherry Grove, Inc. ("Cherry Grove") and licensed or sublicensed to the Company (the "Cherry Grove Intellectual Property"), for a purchase price of $12,000,000, less the purchase price of that portion of the Cherry Grove Intellectual Property currently owned by Meridian Leasing, Inc. ("Meridian") and listed on Exhibit C to Schedule 2.1.17 (the "Meridian Intellectual Property") in the event Cherry Grove does not purchase the Meridian Intellectual Property, pursuant to the terms and conditions of the Cherry Grove Agreement of Sale in substantially the form attached hereto as Exhibit C; provided, however if Cherry Grove does purchase the Meridian Intellectual Property, the purchase price for the Cherry Grove Intellectual Property shall be $12,000,000. Such transfer shall occur on the Closing Date simultaneously with the closing of the sale of the Shares. The purchase price for the Cherry Grove Intellectual Property shall be in addition to the Purchase Price for the Shares.

                  3.7 Tax Matters. (a) Purchaser agrees that following the Closing Date it will permit and cooperate fully with LADD regarding any assistance needed in LADD's determination of any Federal income tax refund claims for the years 1992 through 1995 and the carry back of any net operating losses, capital losses or tax credits that have arisen prior to the Closing Date to be applied to reduce LADD's federal or California tax liability or the Company's other state tax liabilities attributable to earnings prior to Closing in all situations where such carrybacks are allowed by law.

                  (b) LADD and Purchaser shall jointly make an election under
Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder and under any similar state tax law (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares hereunder. LADD and the Purchaser covenant and agree that they will join in the filing of Internal Revenue Service Form 8023, and such other forms or schedules as are necessary or required to make the
Section 338(h)(10) Election and any similar state forms and shall perform all such other acts as are necessary to timely make or perfect such election. LADD and Purchaser agree to negotiate in good faith on an allocation of the Purchase Price among the assets of the Company that are deemed to have been acquired pursuant to Section 338(h)(10) of the Code or any similar state law. If LADD and Purchaser have not agreed to such allocation within sixty (60) days after the Closing Date, the matter shall be submitted to a nationally recognized accounting firm for its binding decision. LADD and Purchaser shall use the asset values determined from such agreed allocation for purposes of filing all reports and returns with respect to federal and state income taxes, including Internal Revenue Service Form 8594 or any equivalent statement. LADD shall indemnify any Purchaser Indemnified Party (as defined herein) and agrees to protect, save and hold harmless each Purchaser Indemnified Party from and against any increase in Taxes resulting from the sale of the Shares by LADD to Purchaser that is attributable to the making of the Section 338(h)(10) Election or any similar state election or any election under section 338(g) of the Code or any similar state election made by LADD in connection therewith; provided, however, that no amount shall be payable under this Section 3.7(b) by LADD to any Purchaser Indemnified Party with respect to any additional Taxes resulting from a decrease in the historic tax basis of the assets of the Company.

                  (c) After the Closing Date, each of LADD and Purchaser shall cooperate (and shall cause their respective affiliates to cooperate) with each other and with each other's respective agents, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax return, amended return or report, claim for refund and any tax claim or litigation in respect of the Company or its activities, which cooperation shall include, but not be limited to making available to the other all information, records and documents in their possession relating to the liabilities for Taxes associated with the Company. LADD and Purchaser shall also make available to the other, as reasonably requested and available, personnel responsible for preparing, maintaining and interpreting information, records and documents in connection with Taxes as well as related litigation. Any information provided or obtained under this Section 3.7 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or reports, refund claims, audits, tax claims and litigation.

                  3.8 Intercompany Debt. All forms of intercompany obligations of or to the Company with respect to LADD or any LADD affiliate shall be extinguished on or before the Effective Date.

                  3.9 Non-Solicitation. LADD covenants that from the date hereof through the Closing Date, it shall not, directly or indirectly, and will not permit any employee, representative, financial or legal advisor or agent of the Company or LADD to, make, solicit, assist or encourage the initiation of any inquiries or proposals or participate in any negotiations with any party or furnish any confidential information to any party (other than the Purchaser and its employees, representatives, advisors and agents) concerning the acquisition of the Shares or all or any portion of the assets, properties or business of the Company, other than dispositions of inventories and other assets in the ordinary course of business consistent with past practice and in accordance with Section 3.2.

                  3.10 Evidence of Insurance. Purchaser shall deliver to LADD at least five business days prior to the Closing Date evidence of insurance coverage in amounts and coverage sufficient to satisfy the requirements of Purchaser's lenders contained in Purchaser's financing commitment letters and loan documentation.

                  3.11 Noncompetition. For a period of two years following the Closing (the "Noncompetition Period"), LADD will not (i) (a) in any county or subdivision of the United States (including the 58 counties of the State of California); or (b) in any foreign country where the Company or any of its subsidiaries conducts business during the Noncompetition Period, in either case engage or participate in directly or indirectly (whether as holder of an equity or debt investment, lender or in any other manner or capacity, including through a subsidiary), or lend its name (or any part or variant thereof) to, any business which is, or as a result of LADD's engagement or participation would be, a business which derives a substantial portion of its revenues from the patio furniture (whether indoor or outdoor) segment of the furniture industry ("Patio Furniture Products"); (ii) deal, directly or indirectly, in a competitive manner with respect to Patio Furniture Products with any customers doing business with the Company or any of its subsidiaries during the Noncompetition Period; (iii) solicit any officer, director, employee, or agent of the Company or any of its subsidiaries to become an officer, director, employee, or agent of LADD, its affiliates or anyone else; and (iv) engage in or participate in, directly or indirectly, any business conducted under any name that shall be the same as or similar to the name of the Company or any of its subsidiaries or any trade name used by them; provided, however, neither (a) ownership by LADD for investment of less than five percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or actively traded in the over-the-counter market nor (b) the manufacture, marketing and sale of lines of Patio Furniture Products currently manufactured, marketed and sold by LADD or any of its affiliates (other than the Company) or lines of Patio Furniture Products reasonably similar to such current lines of Patio Furniture Products, whether or not such lines of Patio Furniture Products compete directly or indirectly with the Company or are sold to any of the Company's current or future customers, shall not constitute a breach of the foregoing covenant.

                  3.12 Nondisclosure. LADD will not at any time after the date of this Agreement divulge, furnish to or make accessible to any nonaffiliate of LADD any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects of the business of the Company or its Subsidiaries (including without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers); provided, however, that nothing herein shall prohibit LADD from complying with any order or decree of any court of competent jurisdiction or governmental authority, but LADD will give Purchaser timely notice of the receipt of any such order or decree, and the foregoing provision shall not apply to any information which is or becomes generally available to the public through no breach of this Agreement.

                  3.13 Liquidation. On November 3, 1995, the Company's Board of Directors and LADD, as the Company's sole shareholder, adopted a Plan of Liquidation and Dissolution of the Company. Pursuant to this Plan of Liquidation and Dissolution, and simultaneously with the sale of the Shares to the Purchaser, effective the Effective Date, the Company will distribute all of the stock of Cherry Grove, Inc., which it owns, to LADD as a liquidating distribution. The parties hereto agree that for tax purposes, the distribution of the stock of Cherry Grove, Inc., pursuant to the Plan of Liquidation and Dissolution is being made pursuant to Section 332 of the Code. Pursuant to the
Section 338(h)(10) Election as provided by Section 3.7(b) and the related Treasury Regulations, the Company will be deemed to have sold all of its remaining assets to the Purchaser and distributed the proceeds of the sale to LADD pursuant to Section 332 of the Code. The adoption of the Plan of Liquidation and Dissolution is not intended by the parties to affect the continued existence of the Company. LADD shall indemnify any Purchaser Indemnified Party and agrees to protect, save and hold harmless each Purchaser Indemnified Party from and against any Taxes that are attributable to, or arise from, the distribution of the stock of Cherry Grove, Inc., contemplated by this
Section 3.13.

                                    ARTICLE 4
                              CONDITIONS PRECEDENT

                  4.1 Conditions to Obligations of Purchaser. The obligations of the Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by the Purchaser at its sole discretion:

                  4.1.1 Representations, Performance, etc. The representations and warranties of LADD contained in this Agreement or in any certificate or document delivered in connection herewith that are not conditioned as to materiality shall be true and correct when made and true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as modified by transactions permitted by this Agreement, and all representations and warranties of the Company and LADD that are so qualified as to materiality shall be true and correct when made and at and as of the Closing Date with the same effect as though made at and as of the Closing Date. The Company and LADD shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement or in any other agreement, instrument or document contemplated hereby to be performed or complied with by them prior to or at the Closing Date. LADD shall have delivered to the Purchaser a certificate of LADD signed by an officer of LADD familiar with the transactions contemplated by this Agreement, to the effect set forth above in this Section 4.1.1.

                  4.1.2 Opinion of Counsel. The Purchaser shall have received a favorable opinion, addressed to the Purchaser and dated the Closing Date, of Petree Stockton, L.L.P., counsel to the Company and LADD, in substantially the form attached hereto as Exhibit A.

                  4.1.3 Resignation of Directors and Officers. Each Director and officer of the Company and the Subsidiaries shall have submitted his resignation effective as of the Closing.

                  4.1.4 Certain Approvals, etc. All material consents and approvals from governmental authorities, including under the HSR Act, and third parties required to be obtained by the Company and LADD to consummate the transactions contemplated hereby shall have been obtained, including all such consents set forth on Schedule 2.1.3.

                  4.1.5 No Injunction. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

                  4.1.6 No Liens. The Shares shall be free and clear of all Liens. The Purchaser shall receive the stock certificates representing the Shares duly endorsed for transfer and the stock certificates in the name of the Company representing the outstanding capital stock of each Subsidiary. All contingent security interests of NationsBank, N.A. (Carolinas) with respect to the assets of the Company and the Shares and the guarantee of the Company of LADD's obligations to NationsBank, N.A. (Carolinas) shall have been cancelled in writing.

                  4.1.7 No Material Adverse Changes. From the date hereof to the Closing Date, there shall have been no material adverse change in the business, assets, prospects, operations, or financial condition of the Company; provided, however, that an event, change or effect that arises from general economic conditions or that otherwise affects the furniture industry generally shall not be considered a material adverse change with respect to the Company.

                  4.1.8 Transfer of Cherry Grove Intellectual Property. The transfer of the Cherry Grove Intellectual Property to Purchaser shall have been completed, all as more specifically provided in Section 3.6.

                  4.1.9 Intercompany Debt. All forms of intercompany obligations owed by or to the Company shall have been extinguished as provided in Section
3.8 in a manner that will not result in a Tax to the Company.

                  4.1.10 Notification of Maytag Corporation. LADD shall have given written notification to Maytag Corporation of the sale of the Shares and the assignment of all indemnification rights under the Maytag Agreement to Purchaser.

                  4.1.11 Corporate Action. Each of LADD and the Company shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement and shall have furnished Purchaser with certified copies of the resolutions adopted by their respective boards of directors.

                  4.1.12 Delivery of Audit Opinion. Purchaser shall have received from KPMG Peat Marwick LLP the audit opinion with respect to the September 30, 1995 balance sheet of the Company stating that the September 30, 1995 balance sheet included in the Interim Financials presents fairly, in all material respects, the financial condition of the Company as of September 30, 1995, in conformity with GAAP consistently applied and Purchaser shall be satisfied with the results thereof. Such audit opinion shall be deemed satisfactory to Purchaser if the net adjustments to the audited balance sheet prepared in accordance with the foregoing standards do not have a negative pretax impact to the income statement contained in the Interim Financials in excess of $250,000 in the aggregate.

                  4.1.13 Title Policies. Purchaser shall have received the preliminary title reports and owners title policies with respect to the Owned Real Property containing only those exceptions reasonably acceptable to Purchaser set forth on the preliminary title reports and Permitted Liens.

                  4.2 Conditions to Obligations of Sellers. The obligations of LADD under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by LADD in its sole discretion:

                  4.2.1 Representations, Performance, etc. The representations and warranties of the Purchaser contained in Section 2.3 that are not conditioned as to materiality shall be true and correct when made and true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as modified by transactions permitted by this Agreement, and all representations and warranties of the Purchaser that are so qualified as to materiality shall be true and correct when made and at and as of the Closing Date with the same effect as though made at and as of the Closing Date. The Purchaser shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. The Purchaser shall have delivered to LADD a certificate of the Purchaser signed by an officer of the Purchaser familiar with the transactions contemplated by this Agreement, dated the Closing Date, to the effect set forth above in this Section 4.2.1.

                  4.2.2 Opinion of Counsel. LADD shall have received a favorable opinion, addressed to it and dated the Closing Date, of Paul, Hastings, Janofsky & Walker, counsel for the Purchaser, in substantially the form attached hereto as Exhibit B.

                  4.2.3 Certain Approvals, etc. All consents and approvals from governmental authorities and third parties required to be obtained by the Purchaser to consummate the transactions contemplated hereby shall have been obtained, other than any consents and approvals of third parties in respect of any contract or agreement of the Purchaser (not involving the borrowing of money) in respect of which the failure to obtain such consent or approval, either in any case or in the aggregate, could not reasonably be expected to have a material adverse effect on the transactions contemplated hereby.

                  4.2.4 No Injunction. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

                  4.2.5 Purchase Price. LADD shall have received from Purchaser the Purchase Price.

                  4.2.6 Guaranties. Purchaser shall have been substituted in all respects for LADD and its respective affiliates in respect of each of the Guaranties, or Purchaser shall have entered into indemnification agreements satisfactory to LADD with respect to such Guaranties, all as more specifically provided in Section 3.5.

                  4.2.7 Transfer of Cherry Grove Intellectual Property. The transfer of the Cherry Grove Intellectual Property to Purchaser shall have been completed, all as more specifically provided in Section 3.6.

                  4.2.8 Notification of Maytag Corporation. LADD shall give written notification to Maytag Corporation of the sale of the Shares and the assignment of all indemnification rights under the Maytag Agreement to Purchaser.

                  4.2.9 Intercompany Debt. All forms of intercompany obligations owed by or to the Company with respect to LADD or any LADD affiliate shall have been extinguished as provided in Section 3.8 in a manner that will not result in a Tax to the Company.

                  4.2.10 Corporate Action. Purchaser shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement and shall have furnished LADD with certified copies of the resolutions adopted by its Board of Directors.

                                    ARTICLE 5
                                   TERMINATION

                  5.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date in the circumstances set forth in this
Section 5.1, by delivery of written notice of such termination by the terminating party to the other party hereto.

                  5.1.1 Termination by LADD. This Agreement may be terminated by LADD upon the happening of an occurrence or circumstance which will result in a failure to satisfy any of the conditions set forth in Section 4.2 and the Purchaser shall have failed to satisfy such a condition within 20 days after notice by LADD.

                  5.1.2 Termination by Purchaser. This Agreement may be terminated by the Purchaser upon the happening of an occurrence or circumstance which will result in the failure to satisfy any of the conditions set forth in
Section 4.1 and LADD shall have failed to satisfy such a condition within 20 days after notice by the Purchaser.

                  5.1.3 Termination by Either Party. This Agreement may be terminated by either the Purchaser or LADD if (i) the representations and warranties of the other party shall prove not to have been true in all material respects as of the date when made or if any representation or warranty qualified as to materiality shall prove not to be true and correct as of the date when made, (ii) events shall have occurred subsequent to the date hereof as a result of which the representations and warranties of the other party could not be true in all material respects as of the Closing Date or if any representation or warranty qualified as to materiality shall prove not to be true and correct as of the date when made, unless the occurrence of such events shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by such party prior to the Closing, or (iii) the Closing shall not have occurred prior to December 15, 1995 (or such other date as may be mutually agreed to by the parties) through no fault of the terminating party.

                  5.2 Effect of Termination. If this Agreement is terminated as permitted under Section 5.1, such termination shall be without liability of or to any party to this Agreement or any shareholder, partner, director, officer, employee or agent of such party, except that the provisions of Sections 5.2, 7.2 and 7.15 shall survive any such termination.

                                    ARTICLE 6
                                 INDEMNIFICATION

                  6.1 Indemnification by LADD. LADD agrees to indemnify and hold harmless Purchaser and its affiliates (including the Company) and its and their respective officers, directors, shareholders, agents, employees and other representatives and their respective, successors and assigns (collectively, the "Purchaser Indemnified Parties") from and against any and all (a) liabilities, losses, claims, costs or damages ("Loss") and (b) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") suffered or incurred by any PurchaserIndemnified Parties in connection with or arising from:

                            (i) any breach by LADD of any warranty or the inaccuracy of any representation of LADD contained in this Agreement or in any agreement or instrument contemplated hereby;

                            (ii) any breach by the LADD of any of its covenants in this Agreement or in any agreement or instrument contemplated hereby;

                            (iii) any failure of LADD to perform any of its obligations in this Agreement or any agreement or instrument contemplated hereby; and

                            (iv) any breach by Cherry Grove, Inc. of any of its representations, warranties or covenants contained in the Cherry Grove Agreement of Sale;

provided, however, that LADD shall be required to indemnify and hold harmless under this Section 6.1 with respect to Loss and Expense suffered or incurred by the Purchaser Indemnified Parties only to the extent that the aggregate amount of such Loss and Expense, together with the aggregate amount of Loss and Expense indemnifiable pursuant to Section 6.5(b), exceeds $400,000, at which time claims hereunder may be asserted for all such claims in excess of the initial $400,000; provided, however, if the Closing does not occur on or before December 30, 1995 for any reason other than the fault of LADD, the $400,000 threshold amount shall increase to $1,000,000. The indemnification provided for in this Section 6.1 shall terminate 18 months after the Closing Date (and no claims shall be made by any party indemnified under this Section 6.1 thereafter), except that the indemnification by LADD shall continue as to:

                  (a) the obligations, covenants, representations and warranties of LADD under Sections 2.1.1, 2.1.2, 2.2.1, 2.2.3 and 2.2.5 of this Agreement and the instruments delivered pursuant thereto, as to all of which no time limitation shall apply;

                  (b) the obligations, covenants, representations and warrants of LADD set forth in Sections 2.1.12, 2.1.16, 3.7 and 3.13 shall survive for 30 days following the expiration of the applicable statutes of limitation; and

                  (c) any Loss or Expense of which any Purchaser Indemnified Party has notified LADD in accordance with the requirements of Section 6.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 6.1, as to which the obligation of LADD shall continue until the liability of LADD shall have been determined pursuant to this Article 6, and LADD shall have reimbursed, indemnified and held harmless such Purchaser Indemnified Parties for the full amount of such Loss and Expense in accordance with this Article 6.

                  6.2 Indemnification by Purchaser. Purchaser agrees to indemnify and hold harmless LADD and its affiliates and its and their respective officers, directors, shareholders, agents, employees and other representatives and their respective successors and assigns (collectively, "LADD Indemnified Parties") from and against any and all Loss and Expense suffered or incurred by any LADD Indemnified Party in connection with or arising from:

                            (i) any breach by Purchaser of any warranty or the inaccuracy of any representation of Purchaser contained in this Agreement or in any agreement or instrument contemplated hereby;

                            (ii) any breach by Purchaser of any of its covenants or agreements in this Agreement or any agreement or instrument contemplated hereby;

                            (iii) any failure by the Company to perform any of its obligations pursuant to Sections 3 and 4 of the Assignment and Assumption Agreement; and

                            (iv) any liability, Loss or Expense associated with the conduct of the business and operations of the Company arising after Closing if such liability,

                  Loss or Expense is not a liability, Loss or Expense for which a Purchaser Indemnified Party may be indemnified under this Agreement (without regard to any limitations or restrictions on a Purchaser Indemnified Party's right to such indemnification);

The foregoing indemnification shall terminate 18 months after the Closing Date (and no claims shall be made by any party indemnified under this Section 6.2 thereafter) except that (w) the foregoing indemnification contained in Section 6.2(iii) shall survive until the termination of the obligation to which it relates in accordance with its terms, (x) the foregoing indemnification contained in Section 6.2(iv) shall survive without termination, (y) the obligations, covenants and representations of Purchaser set forth in Section 3.2(B) shall survive for 30 days following the expiration of the applicable statutes of limitation, and (z) the indemnification by Purchaser shall continue as to any Loss or Expense of which a party indemnified pursuant to this Section
6.2 has notified Purchaser in accordance with the requirements of Section 6.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 6.2, as to which the obligation of Purchaser shall continue until the liability of Purchaser shall have been determined pursuant to this Article 6, and Purchaser shall have reimbursed such party for the full amount of such Loss and Expense in accordance with this Article 6.

                  6.3 Notice of Claims. (a) If Purchaser or LADD believes that any of the persons indemnified under this Article 6 has suffered or incurred any Loss or incurred any Expense, Purchaser or LADD shall so notify the other promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred, except that the failure to so notify shall not relieve a party of its obligations to indemnify, except to the extent its rights are thereby materially prejudiced. If any action at law or suit in equity is instituted by or against a third party with respect to which any of the indemnified persons intends to claim any liability or expense as Loss or Expense under this Article 6, any such indemnified person shall promptly notify the indemnifying party of such action or suit.

                  (b) In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof to the extent such insurance recovery was not taken into account in assessing the amount of liability, Loss or Expense suffered or incurred by any person indemnified under this Article 6.

                  (c) The amount to which an indemnified person shall be entitled under this Article 6 shall be determined by the written agreement between the indemnified person and the indemnifying party. If the parties are unable to agree upon such amount within 30 days of the claim for indemnification hereunder, the indemnifying party shall pay that amount agreed upon between the parties and the remainder shall be determined as provided in Section 7.14 hereto.

                  6.4 Third Party Claims. (a) Subject to Section 6.4(b), the persons indemnified under Sections 6.1 and 6.2 shall have the right to conduct and control, through counsel of their choosing, any third party claim, action or suit at the expense of the indemnifying party. The persons indemnified may compromise or settle the same, provided that any of the indemnified persons shall give the indemnifying party advance notice of any proposed compromise or settlement. The indemnified persons shall permit the indemnifying party to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the indemnifying party. Subject to Section 6.4(b), any compromise or settlement with respect to a claim for money damages proposed by the indemnifying party which is disapproved in writing by the indemnified party shall discharge the indemnifying party from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Loss or Expense under this Article 6.

                  (b) If the remedy sought in any action or suit referred to in
Section 6.4(a) is solely money damages and will have no continuing effect on the business of any indemnified person, the indemnifying party shall have 30 days after receipt of the notice referred to in the first sentence of Section 6.4(a) to notify the indemnified persons that it elects to conduct and control such action or suit. If the indemnifying party does not give the foregoing notice, or, following the giving of such notice, one of the following occurs: (i) the indemnifying party authorizes the indemnified party in writing to employ its own counsel in such defense or (ii) the indemnified party shall have reasonably and in good faith concluded that there may be defenses available to it that are different from or additional to defenses available to the indemnifying party, then the indemnified persons shall have the right to defend, contest, settle or compromise such action or suit in the exercise of their exclusive discretion and through counsel of their own choosing, and the indemnifying party shall, upon request from any of the indemnified persons, promptly pay to such indemnified persons in accordance with the other terms of this Article 6 the amount of any Loss resulting from its liability to the third party claimant and all related Expense. If the indemnifying party gives the foregoing notice, the indemnifying party shall have the right, subject to the preceding sentence, to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and settlement of such action or suit, and the indemnified persons shall cooperate with the indemnifying party in connection therewith; provided that (w) the indemnifying party shall not settle or compromise any such action or suit without the indemnified party's prior written consent, unless the terms of such settlement or compromise release the indemnified party from any and all liability with respect to such action or suit, (x) the indemnifying party shall not thereby permit to exist any Lien upon any asset of any indemnified person; (y) the indemnifying party shall permit the indemnified persons to participate in such conduct or settlement through counsel chosen by the indemnified persons, but the fees and expenses of such counsel shall be borne by the indemnified persons except as provided in clause (z) below and in the immediately preceding sentence; and (z) the indemnifying party shall agree promptly to reimburse to the extent required under this Article 6 the indemnified persons for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the indemnified persons, except fees and expenses of counsel for the indemnified persons incurred after the assumption of the conduct and control of such action or suit by the indemnifying party (subject, however, to the preceding sentence). So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified persons shall not pay or settle any such action or suit.

Notwithstanding the foregoing, the indemnified persons shall have the right to pay or settle any such action or suit, provided that in such event the indemnified persons shall waive the right to indemnity therefor by the indemnifying party, and no amount in respect thereof shall be claimed as Loss or Expense under this Article 6.

                  6.5 Environmental Matters. (a) Pursuant to the provisions of the Assignment and Assumption Agreement and the Maytag Agreement, the Company obtained certain rights to indemnification by Maytag with respect to environmental matters under Section 8.5 and other related sections of Article VIII of the Maytag Agreement (the "Maytag Indemnification") and the Company assumed certain obligations thereunder. The parties to this Agreement have agreed that the following provisions set forth in this Section 6.5 are the exclusive provisions of this Agreement applicable to the liabilities of the parties with respect to Environmental Laws and to any claim for indemnification in respect thereof (such claim being referred to herein as an "Environmental Claim"). To the extent any of the provisions of this Section 6.5 conflict with any other provisions of this Agreement, this Section 6.5 shall govern.

                  (b) Subject to the provisions of this Section 6.5, LADD agrees to hold harmless and indemnify the Purchaser Indemnified Parties from and against any and all Loss and Expense arising from:

                            (i) the breach of any of LADD's representations and
                  warranties contained in this Section 6.5;

                            (ii) Off-site Liabilities or On-site Liabilities, as
                  those terms are defined in Section 7.17 herein; or

                            (iii) the violation of any Environmental Law by the
                  Company or the Company's predecessors prior to the Closing
                  Date;

provided, however, the indemnifications set forth above in Section 6.5(b) shall be subject to the following conditions and limitations:

                  (x) With respect to any claim pursuant to Section 6.5(b), LADD shall be required to indemnify and hold harmless with respect to Loss and Expense incurred by the Purchaser Indemnified Parties only to the extent that the aggregate amount of such Loss and Expense so incurred, together with other Loss and Expense similarly incurred but not subject to indemnification due to the $400,000 (or $1,000,000 as the case may be) threshold amount set forth in
Section 6.1, exceeds $400,000 (or $1,000,000 as the case may be) at which time claims hereunder may be asserted for all claims in excess of such initial $400,000 (or $1,000,000 as the case may be);

                  (y) With respect to claims brought pursuant to Section 6.5(b)(ii) or (iii) that are or may be covered by Section 8.5 of the Maytag Agreement, Purchaser shall look first to Maytag (with contemporaneous written notice to LADD) to be held harmless and to be indemnified under the Maytag Agreement. However, in the event that Maytag denies or disputes any obligation to indemnify or hold harmless the Purchaser Indemnified Parties under such
Section 8.5 of the Maytag Agreement, or is unable or unwilling to hold harmless and indemnify the Purchaser Indemnified Parties under Section 8.5 of the Maytag Agreement (including, without limitation, because the applicable indemnification deductible amounts contained in the Maytag Agreement have not been met, which shall remain the obligation of LADD after the $400,000 (or $1,000,000 as the case may be) referenced in Section 6.5(b)(x) above has been met), LADD shall hold harmless and indemnify the Purchaser Indemnified Parties for any claims made by Purchaser against Maytag, and Purchaser shall then have no further obligations to pursue or negotiate with Maytag on that issue. LADD shall not be required to indemnify and hold the Purchaser Indemnified Parties harmless if it is determined that Maytag is contractually required to do so pursuant to the Maytag Indemnification but for post-Closing Date conduct of the Purchaser Indemnified Parties, including, but not limited to failure to give proper or timely notice to Maytag regarding the existence of a claim (including the giving of notice to Maytag prior to the expiration of any limitations period of the existence of claim of which Purchaser or the Company has notice).

                  (z) The indemnifications provided by this Section 6.5 shall terminate upon the 30 days following the expiration of the applicable statute of limitations (and no claims shall be made by any party indemnified under this Section 6.5 thereafter), except that the indemnification shall continue as to any Loss or Expense of which the Purchaser Indemnified Parties have notified LADD in accordance with the provisions of Section 6.5(e) on or prior to the date such indemnification would otherwise terminate in accordance with this Section 6.5, as to which obligation of LADD shall continue until the liability of LADD shall have been determined pursuant to this Section 6.5, and LADD shall have reimbursed the Purchaser Indemnified Parties for the full amount of such Loss or Expense in accordance with this Section 6.5.

                  (c)      LADD represents and warrants that:

                            (i) the Facilities as operated prior to the Closing
                  Date complied in all material respects with all Environmental Laws, except as disclosed in Schedule 6.5;

                           (ii) there are not and will not be any Hazardous
                  Substances present or located on, or migrating from, or generated at or by any of the Facilities prior to and on the Closing Date with respect to which any past or present owner, operator or occupant may be required by any applicable Environmental Law to take, cause to take or pay for any investigative response, cleanup or remedial action or with respect to which any investigation by any government agency would reasonably be expected, based on the Environmental Laws in effect, applicable and enforceable prior to the Closing Date, except as disclosed in Schedule 6.5;

                           (iii) The Company has not received in respect of the
                  Company any notice from any person alleging noncompliance with any Environmental Law or alleging discharges or releases of Hazardous Substances into the environment for which LADD or Purchaser may be liable, and as of the date of this Agreement there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of LADD, threatened against the Company or LADD in respect thereof, except as disclosed in Schedule 6.5; and

                           (iv) The Company has given proper and timely notice
                  to Maytag of any and all claims of which the Company or LADD has knowledge arising prior to or on the Closing Date that are or may be covered by Section 8.5 of the Maytag Agreement, including any such claims relating to those matters disclosed in Schedule 6.5, thereby perfecting all such claims, and Maytag is not in breach as of the Closing Date of any of its obligations under Section 8.5 of the Maytag Agreement.

                  (d) Purchaser and the Company shall be solely and wholly responsible for, and shall indemnify and hold harmless the LADD Indemnified Parties from and against any and all Loss and Expense to the extent directly caused by Purchaser's or the Company's post-Closing Date conduct with respect to Hazardous Substances on the Facilities on or after the Closing Date.

                  (e) If Purchaser or LADD believes that any of the persons indemnified under this Section 6.5 has suffered or incurred any Loss or incurred any Expense, the party claiming a right to indemnification hereunder (the "Indemnified Party") shall provide the party against whom such claim is asserted, including without limitation Maytag (the "Indemnifying Party"), prompt written notice of any claim or facts that have given or may give rise to a claim, including any inquiry or investigation by a governmental agency or any investigation undertaken voluntarily by the Indemnified Party and which the Indemnified Party believes may give rise to a claim, and the Indemnified Party shall provide supplemental written notice as may be necessary to keep the Indemnifying Party fully informed, provided that reasonable delays in providing notice shall not invalidate the rights of the Indemnified Party hereunder by the extent that such delay does not materially prejudice any rights of the Indemnifying Party hereunder. As between Purchaser and LADD, the provisions of Sections 6.3(b) and 6.3(c) shall apply to all Environmental Claims.

                  (f) After reasonable notice to Purchaser, Purchaser, as the Indemnified Party shall provide reasonable access to the premises of such of the Facilities as may be necessary or appropriate to enable the Indemnified Party and its employees, agents, attorneys, consultants and contractors to evaluate the claim and take remedial or other appropriate action;

                  (g) The Indemnified Party shall make available to the Indemnifying Party or its representatives all information, records and other materials in the possession or control of the Indemnified Party which are reasonably required by the Indemnifying Party for its use in connection with any claim, investigation or remedial action (it being understood that any such materials that constitute confidential information will be subject to the same confidentiality provisions of Section 7.15) and shall otherwise cooperate and assist the Indemnifying Party in connection with such claim, investigation or remedial action (including, where appropriate, providing testimony in connection with any litigation);

                  (h) Purchaser or LADD, as the Indemnifying Party, shall have the right and responsibility of defending, remedying, compromising and settling any Environmental Claim and shall have the right to employ and control its own counsel, consultants and contractors in connection therewith. As between LADD and Purchaser, the Indemnifying Party shall have full control over any actions (including, without limitation, any remedial action, negotiation or litigation) in connection with any such Environmental Claim; provided, that (i) if a remedial or other action proposed to be taken by the Indemnifying Party in settlement of the Environmental Claim could materially and adversely affect the Indemnified Party's operations at a facility, such action shall not be taken without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld); (ii) the Indemnifying Party shall not compromise or settle any Environmental Claim without the consent of the Indemnified Party (which consent shall not unreasonably be withheld); and (iii) in the event the Indemnified Party shall refuse to consent to the taking of any remedial or other action approved by applicable regulatory agencies in respect of, or the compromise or settlement of, any Environmental Claim, the Indemnified Party may elect to take over the defense of such Environmental Claim, and in any case, the liability of the Indemnifying Party shall not exceed the amount for which the Environmental Claim could have been settled plus the amount of Expense incurred by the Indemnified Party prior to the time of the proposed settlement to which it is entitled to indemnification;

                  (i) The obligations of LADD or Purchaser as the Indemnifying Party in respect of an Environmental Claim shall be limited to the taking of such reasonable actions as are necessary under the circumstances giving rise to such Environmental Claim, and LADD (i) shall not be liable for any unavoidable effect upon the business operations of any of the Facilities (including, without limitation, business interruption or loss of profits) caused by or resulting from remedial or other action taken by LADD in furtherance of its obligations hereunder, unless resulting from LADD's willful misconduct or gross negligence; and (ii) shall not be liable for any Loss or Expense resulting from actions taken or omitted by Purchaser or the Company on or after the Closing Date. Any Loss and Expense in respect of a violation of Environmental Law occurring both before and after the Closing Date shall be allocated between LADD and Purchaser on a fair and equitable basis;

                  (j) Effective upon being indemnified as provided in Section 6.5, the Indemnified Party hereunder agrees to (A) transfer and assign to the Indemnifying Party all rights and claims the Indemnified Party has or may have against third parties for reimbursement or contribution; (B) execute such instruments and take such other actions as may be necessary or appropriate to transfer and assign the foregoing rights or claims to the Indemnifying Party; and (C) take such reasonable actions when and as necessary or appropriate to assist the Indemnifying Party to obtain reimbursement or contribution from third parties; and

                  (k) The parties to this Agreement shall use reasonable efforts and shall cooperate with each other to obtain any necessary consent, transfer or reissuance of any governmentally issued environmental permits, licenses and registrations necessary to operate the Company as it was operated as of the Closing Date. LADD makes no representations or warranties with respect to whether or when such consent, transfer or reissuance will occur or whether such consent, transfer or reissuance will be conditioned upon new or additional requirements. LADD shall not be required to incur any liability or make any payment or concession to any third party in order to obtain such consent, transfer or reissuance.

                                    ARTICLE 7
                                  MISCELLANEOUS

                  7.1 Survival. Notwithstanding any otherwise applicable statute of limitations, all agreements, covenants, representations and warranties of Purchaser and LADD in this Agreement and in any other agreement, instrument or document delivered in connection herewith shall survive the Closing in accordance with their terms. LADD and Purchaser agree that the indemnification provisions set forth in Article 6 are the exclusive post closing remedies with respect to the liability of LADD or the Purchaser for the breach or inaccuracy of a representation or warranty or the breach of any covenant in this Agreement or in any agreement or instrument contemplated hereby; provided, that nothing herein shall preclude either party from seeking an equitable remedy, to which the parties hereto agree each other is entitled (including, without limitation, under Section 3.11 hereof) for any such breach or the bringing of an action for fraud.

                  7.2 Expenses. Each of LADD and the Purchaser shall assume and bear their own expenses, costs and fees incurred in the preparation and execution of this Agreement and compliance herewith, including attorneys' and accountants' fees, whether or not the purchase and sale provided for herein shall be consummated; provided, however, the fees and expenses relating to the HSR filing, the audit performed by KPMG Peat Marwick LLP required by Section 4.1.12, the cost of title opinions and premiums for title policies required by Section

4.1.13, and the New York transfer gains tax attributable to the Company's New York showroom lease shall be borne by Purchaser. LADD shall pay the fees and expenses of Dillon, Read & Co. Inc.

                  7.3 Assignment; Successors; Parties in Interest. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties (which consent shall not be unreasonably withheld) and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall inure to the benefit of, and be binding on and enforceable against, each party hereto and such permitted successors and assigns of the respective parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under this Agreement.

                  7.4 Amendment and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only with the written consent signed by the party against which such change, waiver, discharge or termination is sought to be enforced. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach, whether similar or not.

                  7.5 Access After Closing. Each party shall retain for a period of six years following Closing all books and records within its possession or control which relate to the operation and conduct of the business of the Company prior to Closing. Each party shall provide to the other party and its representatives reasonable access during normal business hours to copies of all such books and records upon request by the other party hereto. LADD will cooperate with Purchaser and the Company with respect to continuation or transfer of payroll, telephone and fixed asset systems upon mutually agreeable terms at market rates.

                  7.6 Best Efforts. Each party agrees to use its best efforts to satisfy the conditions to the Closing set forth in this Agreement and otherwise to consummate the transactions contemplated by this Agreement.

                  7.7 Knowledge. For the purposes of the representations and warranties of LADD contained in this Agreement which are qualified to knowledge, the knowledge of LADD in such instances shall be deemed to consist solely of the actual knowledge of those individuals listed on Schedule 7.7 after such persons have conducted an inquiry sufficient to express an informed view. LADD represents to Purchaser that those individuals listed on Schedule 7.7 have reviewed this Agreement, are familiar with the terms of the Company's Material Contracts and the matters set forth herein, and either have personal knowledge or have obtained information from officers or employees of LADD or the Company in whom they have confidence and whose duties require them to have personal knowledge thereof.

                  7.8 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal processes in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by commercial courier or by telecopy (promptly confirmed in writing) to the following addresses (or at such other addresses for such party as shall be specified by like notice):

                  To LADD:

                  LADD Furniture, Inc.
                  One Plaza Center, Box HP-3
                  High Point, NC  27261-1500

                  Attention:        Richard R. Allen
                                    Chairman and Chief Executive Officer

                  Telecopy:         910/888-6344

                  With a copy to:
                  (which copy shall not constitute notice)

                  Petree Stockton, L.L.P.
                  1001 West Fourth Street
                  Winston-Salem, North Carolina  27101
                  Attention:        Robert E. Esleeck, Esq.
                  Telecopy:         910/607-7505

                  To the Purchaser:

                  c/o Hancock Park Associates
                  1925 Century Park East
                  Suite 810
                  Los Angeles, California  90067
                  Attention:        Michael J. Fourticq
                  Telecopy:         310/201-0403

                  With a copy to:
                  (which copy shall not constitute notice)

                  Paul, Hastings, Janofsky & Walker
                  555 South Flower Street, 23rd Floor
                  Los Angeles, California  90067
                  Attention:        Robert A. Miller, Jr., Esq.
                  Telecopy:         213/627-0705


                  7.9 Public Announcement. During the period through the Closing Date, neither LADD, the Company nor Purchaser will make, directly or indirectly, any public announcement with respect to this transaction without the prior written approval of the other party, except as required by law.

                  7.10 Captions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  7.11 Entire Agreement. This Agreement (including the Schedules and Exhibits) and any further agreements entered into by Purchaser, LADD and/or the Company at the

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



Closing constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  7.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

                  7.13 Severability. If any term or provision of this Agreement (including Section 3.11) is held by a court or other authority of competent jurisdiction to be invalid, void or unenforceable, the remaining terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  7.14 Arbitration. Except for (i) matters relating to specific performance, injunctive relief or other equitable remedies, (ii) indemnifiable third party claims pursuant to Article 6 hereof or (iii) disputes relating to the determination of Effective Date Working Capital as provided in Section 1.4 hereof, the parties hereto agree to submit to arbitration any and all matters in dispute or in controversy among them concerning the terms and provisions of this Agreement. All such disputes and controversies shall be determined and adjudged by the arbitrators, and the hearing shall be held in Greensboro, North Carolina. The selection of arbitrators and the procedure shall be in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the costs of their own experts, evidence and counsel's fees, except that in the discretion of the arbitrator, any award may include the costs of a party's counsel if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration as a dilatory tactic.

                  7.15 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party,
(ii) is known to the public and did not become so known through any violation of a legal obligation, (iii) became known to the public through no fault of such party or (iv) is later lawfully acquired by such party from other sources, and following the Closing, Purchaser shall have no obligation to treat documents, materials and other information concerning the Company in confidence.

                  7.16 Schedules and Exhibits. The Schedules and Exhibits are a part of this Agreement as if fully set forth herein. All references to Sections, subsections, Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Disclosure of any fact in any Schedule hereto referenced by a particular section in this Agreement shall, should the existence of the fact be relevant to any other section, be deemed to be disclosed with respect to that other section whether or not an explicit cross-reference appears.

                  7.17 Definitions. Used in this Agreement, the following terms have the meanings specified or referred to in this Section 7.17:

                  (a) "Affected Employees" shall have the meaning set forth in
Section 3.4(a).

                  (b) "Agreement" shall have the meaning set forth on Page 1 of this Agreement.

                  (c) "Annual Financials" shall have the meaning set forth in
Section 2.1.4(a).

                  (d) "Assignment and Assumption Agreement" shall mean that Assignment and Assumption Agreement dated on or before the Closing between LADD and the Company in the form attached as Exhibit E hereto.

                  (e) "Audited Balance Sheet" shall mean the audited balance sheet of the Company as of September 30, 1995 prepared as provided in Section 4.1.12.

                  (f) "Audited Working Capital" shall mean the excess of current assets over current liabilities (exclusive of cash, the current portion of long-term indebtedness, current deferred tax assets or liabilities, and intercompany indebtedness or receivables) of the Company as shown on the Audited Balance Sheet.

                  (g) "Cherry Grove Agreement of Sale" shall be that Agreement of Sale between Cherry Grove, Inc. and Purchaser substantially in the form of Exhibit C hereto.

                  (h) "Closing" shall have the meaning set forth in Section 1.2.

                  (i) "Closing Date" shall have the meaning set forth in Section 1.2.

                  (j) "COBRA" shall have the meaning set forth in Section
3.4(h).

                  (k) "Code" shall have the meaning set forth in Section 2.1.16(d).

                  (l) "Common Stock" shall have the meaning set forth in Section 2.1.2(a).

                  (m) "Company" shall have the meaning set forth on Page 1 of this Agreement.

                  (n) "Company Medical Plans" shall have the meaning set forth in Section 3.4(f).

                  (o) "Effective Date Balance Sheet:" the balance sheet of the Company as of the Effective Date, which shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Audited Balance Sheet.

                  (p) "Effective Date Working Capital:" the excess of current assets over current liabilities (exclusive of cash, the current portion of long-term indebtedness, current deferred tax assets or liabilities, and intercompany indebtedness or receivables) of the Company as shown on the Effective Date Balance Sheet.

                  (q) "Effective Date" shall mean the end of business on November 25, 1995.

                  (r) "Effective Date Balance Sheet" shall mean the balance sheet of the Company as of November 25, 1995 prepared as provided in Section 1.4.

                  (s) "Environmental Claim" shall mean any claim with respect to indemnification or being held harmless relating to any toxic or environmental matters.

                  (t) "Environmental Laws" means all federal, state or local laws, rules, regulations, governmental permits or other binding determinations of any governmental authority relating to or addressing the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, and the Resource Conservation and Recovery Act.

                  (u) "ERISA" shall have the meaning set forth in Section 2.1.16(a).

                  (v) "ERISA Affiliate" shall have the meaning set forth in
Section 2.1.16(a).

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




                  (w) "Facilities" shall mean the Company's El Monte, California facility, the Company's Newport Arkansas facility, and the Company's Juarez, Mexico facility.

                  (x) "GAAP" shall have the meaning set forth in Section
2.1.4(a).

                  (y) "Guaranties" shall have the meaning set forth in Section 3.5.

                  (z) "Hazardous Substances" means any hazardous substance, hazardous wastes, pollutants or contaminants as such terms are defined and used in Environmental Laws.

                  (aa) "HSR Act" shall have the meaning set forth in Section 2.1.3(b).

                  (ab) "Intellectual Property" shall have the meaning set forth in Section 2.1.17.

                  (ac) "Interim Financials" shall have the meaning set forth in
Section 2.1.4(a).

                  (ad) "LADD" shall have the meaning set forth on Page 1 of this Agreement.

                  (ae) "LADD Indemnified Parties" shall have the meaning set forth in Section 6.2.

                  (af) "Liens" means, with respect to any assets or properties (whether real, personal or mixed or tangible or intangible), any mortgage, pledge, option, escrow, hypothecation, lien, security interest, financing statement, lease, charge, preemptive subscription, encumbrance, easement, conditional sale or other title retention or security agreement or any other similar restriction, claim or right of others, on, in, or with respect to such assets or properties, whether arising by contract, operation of law or otherwise.

                  (ag) "Loss and Expense" shall have the meaning set forth in
Section 6.1.

                  (ah) "Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets (tangible and intangible), prospects, liabilities or financial condition or results of operations of the Company; provided that an event, change or effect that arises from general economic conditions or that otherwise affects the furniture industry generally shall not be considered material or to have a material adverse effect on the Company.

                  (ai) "Material Agreements" shall have the meaning set forth in
Section 2.1.15.

                  (aj) "Maytag" shall mean Maytag Corporation, a Delaware corporation.

                  (ak) "Maytag Agreement" shall mean the Asset Purchase Agreement dated as of June 1, 1989 among LADD, Maytag Corporation, the BJC Company and The Gunlocke Company, as amended by the First Amendment and Waiver to Asset Purchase Agreement dated as of July 7, 1989 by and among LADD, Maytag Corporation, The BJC Company, The Gunlocke Company (a Delaware corporation), Pennsylvania House, Inc., The McGuire Furniture Company, The Kittinger Company, Charter Furniture, Inc., Brown Jordan Company and The Gunlocke Company (a North Carolina corporation), as further amended by the Amendment to First Amendment and Waiver to Asset Purchase Agreement dated as of August 1, 1989, as further amended by the Agreement and Release between LADD and Maytag dated August 6, 1992, as further amended by the Agreement and Release as to Environmental Claims dated as of March 31, 1994 between LADD and Maytag.

                  (al) "Meridian Intellectual Property" shall have the meaning set forth in Section 3.6.

                  (am) "Off-site Liabilities" shall mean any and all liabilities associated with the alleged and actual disposal or release of Hazardous Substances by the Company (or its predecessors in interest) in respect of the business of the Company prior to the Closing Date off-site from the Facilities.

                  (an) "On-site Liabilities" shall mean any and all liabilities associated with the alleged and actual presence or location of any Hazardous Substances prior to the Closing Date at the Facilities.

                  (ao) "Owned Real Property" shall have the meaning set forth in
Section 2.1.8.

                  (ap) "Patio Furniture Products" shall have the meaning set forth in Section 3.11.

                  (aq) "PBGC" shall have the meaning set forth in Section 2.1.16(d).

                  (ar) "Pension Plans" shall have the meaning set forth in
Section 3.4(m).

                  (as) "Permitted Liens" means (i) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with generally accepted accounting principles; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of the business of the Company which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with generally accepted accounting principles; (iii) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (iv) deposits, which in the aggregate are not material, to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases (other than financing leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of the business of the Company consistent with past practice; (v) with respect to real property easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of the business of the Company consistent with past practice which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company; (vi) such imperfections or irregularities of title and encumbrances, if any, as are not substantial in character, amount or extent so as to materially detract from the value or interfere with the present use of the properties affected thereby or otherwise materially impair present business operations, and (vii) those liens or encumbrances described on Schedule 7.17 attached hereto.

                  (at) "Plans" shall have the meaning set forth in Section 2.1.16(a).

                  (au) "Purchase Price" shall have the meaning set forth in
Section 1.4.

                  (av) "Purchaser" shall have the meaning set forth on Page 1 of this Agreement.

                  (aw) "Purchaser Indemnified Parties" shall have the meaning set forth in Section 6.1.

                  (ax) "Savings Plans" shall have the meaning set forth in
Section 3.4(d).

                  (ay) "Shares" shall have the meaning set forth in the recitals to this Agreement.

                  (az) "Subsidiaries" shall have the meaning set forth in
Section 2.1.1(b).

                  (ba) "Taxes" shall have the meaning set forth in Section
2.1.12.

                  7.18 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of North Carolina, without giving effect to the conflict of laws rules thereof.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                  LADD:

                                  LADD FURNITURE, INC.

                                  By: (Signature of Richard R. Allen)
                                           Chairman and Chief Executive
                                           Officer

                                  PURCHASER:

                                  BJCL, INC.


                                  By: (Signature of M. Fourtieq)
                                     Title: